AGREEMENT AND PLAN OF MERGER

Dated as of February 12, 2008

Among

WORKSTREAM INC.,

WORKSTREAM MERGER SUB INC.,

EMPAGIO ACQUISITION LLC,

And

SMB CAPITAL CORPORATION

TABLE OF DEFINED TERMS

Defined Term	Section of Agreement

Acquisition Agreement	Section 4.02(b)
Affiliate	Section 9.10(a)
Agreement	Preamble
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Recitals
Commonly Controlled Entity	Section 3.01(o)(i)
Company Adverse Recommendation Change	Section 4.02(b)
Contract	Section 9.10(b)
D&O Insurance	Section 5.05(c)
DGCL	Recitals
DOJ	Section 5.04
EBITDA	Section 9.10(c)
EBITDA Auditor	Section 2.03(a)
EBITDA Calculation	Section 2.03(a)
Effective Time	Section 1.03
Empagio	Preamble
Empagio Common Units	Section 3.02(c)
Empagio Financial Statements	Section 3.02(v)
Empagio Preferred Units	Section 3.02(c)
Empagio Unit Options	Section 9.10(d)
Empagio Warrants	Section 9.10(e)
Environmental Laws	Section 9.10(f)
Escrow Agreement	Section 2.02(a)
Escrow Agreement	Section 2.02(a)
Escrow Shares	Section 2.02(a)
Exchange Act	Section 3.01(f)
Exchange Ratio	Section 2.01(b)
Financials Audit	Section 5.09
FTC	Section 5.04
GAAP	Section 3.01(g)(i)
Governmental Entity	Section 3.01(f)
Hazardous Material	Section 9.10(g)
HSR Act	Section 3.01(f)
Indemnitees	Section 5.05(a)
Intellectual Property Rights	Section 3.01(t)(ix)
IRS	Section 3.01(p)(i)

ITA	Section 3.01(r)(xiv)
Knowledge	Section 9.10(h)
Law	Section 9.10(i)
Leased Real Property	Section 3.01(s)(ii)
Leases	Section 3.01(s)(ii)
Letter of Intent	Section 5.02
Liens	Section 3.01(b)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Merger Consideration Reduction Amount	Section 2.03(b)
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.01(d)
Nasdaq	Section 3.01(f)
Organizational Documents	Section 3.01(a)
Other Antitrust Laws	Section 9.10(j)
Parent	Preamble
Parent Articles	Section 9.10(k)
Parent Benefit Agreement	Section 9.10(l)
Parent Benefit Plan	Section 3.02(o)(i)
Parent By-laws	Section 9.10(m)
Parent Common Stock	Section 3.01(c)
Parent Convertible Preferred Stock	Section 3.01(c)
Parent Disclosure Schedule	Section 3.01
Parent Material Adverse Change/Effect	Section 9.10(n)
Parent Material Contracts	Section 3.01(k)(i)
Parent Participant	Section 3.01(o)(i)
Parent Pension Plan	Section 3.01(p)(i)
Parent Preferred Stock	Section 3.01(c)(i)
Parent SEC Documents	Section 3.01(g)(i)
Parent Stock Options	Section 9.10(o)
Parent Warrants	Section 9.10(p)
Parent Working Capital	Section 9.10(q)
Permitted Liens	Section 9.10(r)
Person	Section 9.10(s)
Primary SMB Executives	Section 3.02(p)
Primary Parent Executives	Section 3.01(q)
Proxy Statement	Section 3.01(f)
Redomestication	Section 3.01(f)
Registered IP	Section 3.01(t)(i)
Representatives	Section 4.02(a)
Restraints	Section 6.01(d)
SEC	Section 3.01(f)
SMB	Preamble
SMB Benefit Agreement	Section 9.10(t)
SMB Common Stock	Section 2.01(b)
SMB Disclosure Schedule	Section 3.02

SMB EBITDA	Section 9.10(u)
SMB Leased Real Property	Section 3.02(r)(ii)
SMB Leases	Section 3.02(r)(ii)
SMB Major Customer	Section 3.02(k)
SMB Material Adverse Effect/Change	Section 9.10(v)
SMB Material Contract	Section 3.02(j)
SMB Registered IP	Section 3.02(s)
SMB Stock Options	Section 9.10(w)
SMB Warrants	Section 9.10(x)
Stockholder Approval	Section 3.10(y)
Stockholders’ Meeting	Section 3.01(h)
Subsidiary	Section 9.10(z)
Superior Proposal	Section 9.10(aa)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 9.10(bb)
Takeover Statutes	Section 5.10
WARN	Section 3.01(o)(iv)
Working Capital Notice	Section 5.12
Working Capital Report	Section 5.12

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Lock-Up Agreement
Exhibit D	Certificate of Incorporation
Exhibit E	By-laws

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 12, 2008, among Workstream Inc., a Canadian corporation (the "Parent"), Workstream Merger Sub Inc., a Delaware corporation (the "Merger Sub"), Empagio Acquisition LLC, a Delaware limited liability company ("Empagio"), and SMB Capital Corporation, a Delaware corporation and wholly-owned subsidiary of Empagio ("SMB").

RECITALS

WHEREAS, the Board of Directors of each of Parent, Merger Sub, Empagio and SMB has approved and declared advisable this Agreement and the merger of SMB with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Effective Time, Parent will be converted to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 188 of the Canada Business Corporations Act, after which conversion “Parent” shall mean the Delaware corporation; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, SMB shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of SMB shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of SMB in accordance with the DGCL.

SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern Time) on the third Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Cozen O’Connor, 1900 Market Street, Philadelphia, Pennsylvania 19103, unless another time, date or place is agreed to in writing by Parent and SMB. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and SMB shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

(b) The By-Laws of Merger Sub immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL, or until such person’s earlier death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Parent Common Stock or Merger Sub Common Stock or any shares of capital stock of SMB or membership interests of Empagio:

(a) Parent Equity; Merger Sub Equity. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Each unexpired Parent Stock Option and Parent Warrant that is outstanding at the Effective Time shall remain outstanding.

(b) Conversion of SMB Common Stock. Each share of common stock, par value $.01 per share, of SMB (the "SMB Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for such number of shares of Parent Common Stock (the "Exchange Ratio") as equals 177,397,332 divided by the sum of (i) the issued and outstanding shares of SMB Common Stock at Closing and (ii) the number of shares of SMB Common Stock issuable upon the exercise or conversion of SMB Stock Options, SMB Warrants, promissory notes or other securities convertible into shares of SMB Common Stock, subject to adjustment as provided in Section 2.03 (the "Merger Consideration"). At the Effective Time, all shares of SMB Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of SMB Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. In the event that Empagio dissolves prior to Closing and any options, warrants, convertible promissory notes or other convertible securities become the obligations of SMB, to the extent that Parent waives the covenants contained in Section 5.13 hereunder, each then outstanding SMB Stock Option, SMB Warrant or promissory note or other security convertible into securities in SMB, if any, will by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into an option, warrant, promissory note or other security to purchase that number of shares of Parent Common Stock as is determined by multiplying the number of shares of SMB Common Stock into which such SMB Stock Option, SMB Warrant, promissory note or other security is exercisable or convertible at the Effective Time by the Exchange Ratio, at an exercise price or conversion price per share of Parent Common Stock equal to the exercise price or conversion price per share of such SMB Stock Option, SMB Warrant, promissory note or other convertible security immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. If the foregoing calculation results in an exercise for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock to which it is subject will be rounded down to the nearest whole number of shares. The terms and conditions of each SMB Stock Option, SMB Warrant, promissory note or other convertible security will otherwise remain as set forth in the security being converted following the Effective Time. The Exchange Ratio shall not be adjusted either upward or downward as a result of fluctuations in the market value of the parties hereto.

(c) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of SMB Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall instead receive such whole number of shares of Parent Common Stock as is determined by rounding down to the nearest whole share of Parent Common Stock the Merger Consideration to which such holder would otherwise be entitled.

(d) Adjustment of Merger Consideration. If, after the date of this Agreement, but prior to the Effective Time, the shares of Parent Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Parent (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise), increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then the applicable Merger Consideration shall be appropriately adjusted to provide the holders of SMB Common Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, the conversion of Parent to a Delaware corporation shall not affect the Merger Consideration.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Procedure. At the Closing, Empagio (or, to the extent that Empagio is liquidated prior to the Closing, the members of Empagio to which the SMB Common Stock is distributed) shall deliver to Parent the Certificates representing all of the issued and outstanding shares of SMB Common Stock. Upon surrender of the Certificates, together with any such other documents as may reasonably be required by Parent, Empagio (or the members of Empagio, as the case may be) shall receive in exchange therefor one or more certificates representing the Merger Consideration, and the Certificate(s) so surrendered shall forthwith be cancelled; provided, however, that one or more certificates representing 67,410,986 shares (the “Escrow Shares”) of the Merger Consideration shall be delivered to Bank of America or another third party mutually agreed upon by Parent and SMB, as escrow agent (the “Escrow Agent”), together with executed stock powers, to be held in escrow pursuant to the terms of the Escrow Agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”). Notwithstanding delivery to the Escrow Agent, the Escrow Shares shall be owned by Empagio (or the former members of Empagio, as the case may be), and they shall have all rights of ownership thereto, subject to the terms of the Escrow Agreement.

(b) No Further Ownership Rights in SMB Common Stock. The Merger Consideration paid upon the surrender of the Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of SMB Common Stock formerly represented by such Certificates. At the Effective Time, the stock transfer books of SMB shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SMB Common Stock that were outstanding immediately prior to the Effective Time.

(c) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SMB Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SMB Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

SECTION 2.03 Reduction of Merger Consideration.

(a) Determination of SMB EBITDA. Parent shall engage the accounting firm of McGladrey & Pullen, LLP (the “EBITDA Auditor”) to calculate the SMB EBITDA. The EBITDA Auditor shall deliver its calculation of the SMB EBITDA (the “EBITDA Calculation”), together with all relevant documentation, to the parties to the Escrow Agreement, including the Escrow Agent, within 75 calendar days following the one-year anniversary of the Closing Date. The EBITDA Calculation shall be the final and binding SMB EBITDA for purposes of this Section 2.03. The costs and expenses associated with retaining the EBITDA Auditor shall be the responsibility of the Surviving Corporation.

(b) Repayment of Reduced Merger Consideration. Upon determination of the SMB EBITDA as provided in Section 2.03(a), in the event that the SMB EBITDA is less than $10,000,000, the Merger Consideration shall be reduced as follows (the “Merger Consideration Reduction”):

(i) If the SMB EBITDA is less than $10,000,000 but greater than $9,500,000, then the Merger Consideration will be reduced by 9,097,299 shares of Parent Common Stock;

(ii) If the SMB EBITDA is equal to or less than $9,500,000 but greater than $9,000,000, then the Merger Consideration will be reduced by 17,520,724 shares of Parent Common Stock;

(iii) If the SMB EBITDA is equal to or less than $9,000,000 but greater than $8,500,000, then the Merger Consideration will be reduced by 25,342,476 shares of Parent Common Stock;

(iv) If the SMB EBITDA is equal to or less than $8,500,000 but greater than $8,000,000, then the Merger Consideration will be reduced by 32,624,797 shares of Parent Common Stock;

(v) If the SMB EBITDA is equal to or less than $8,000,000 but greater than $7,500,000, then the Merger Consideration will be reduced by 39,421,630 shares of Parent Common Stock;

(vi) If the SMB EBITDA is equal to or less than $7,500,000 but greater than $7,000,000, then the Merger Consideration will be reduced by 45,779,957 shares of Parent Common Stock;

(vii) If the SMB EBITDA is equal to or less than $7,000,000 but greater than $6,500,000, then the Merger Consideration will be reduced by 51,740,889 shares of Parent Common Stock;

(viii) If the SMB EBITDA is equal to or less than $6,500,000 but greater than $6,000,000, then the Merger Consideration will be reduced by 57,340,552 shares of Parent Common Stock;

(ix) If the SMB EBITDA is equal to or less than $6,000,000 but greater than $5,500,000, then the Merger Consideration will be reduced by 62,610,823 shares of Parent Common Stock;

(x) If the SMB EBITDA is equal to or less than $5,500,000 but greater than $5,000,000, then the Merger Consideration will be reduced by 67,579,936 shares of Parent Common Stock;

(xi) If the SMB EBITDA is equal to or less than $5,000,000 but greater than $4,500,000, then the Merger Consideration will be reduced by 72,272,987 shares of Parent Common Stock;

(xii) If the SMB EBITDA is equal to or less than $4,500,000 but greater than $4,000,000, then the Merger Consideration will be reduced by 76,712,360 shares of Parent Common Stock;

(xiii) If the SMB EBITDA is equal to or less than $4,000,000 but greater than $3,500,000, then the Merger Consideration will be reduced by 80,918,081 shares of Parent Common Stock;

(xiv) If the SMB EBITDA is equal to or less than $3,500,000 but greater than $3,000,000, then the Merger Consideration will be reduced by 84,908,124 shares of Parent Common Stock;

(xv) If the SMB EBITDA is equal to or less than $3,000,000 but greater than $2,500,000, then the Merger Consideration will be reduced by 88,698,665 shares of Parent Common Stock;

(xvi) If the SMB EBITDA is equal to or less than $2,500,000 but greater than $2,000,000, then the Merger Consideration will be reduced by 92,304,302 shares of Parent Common Stock;

(xvii) If the SMB EBITDA is equal to or less than $2,000,000 but greater than $1,500,000, then the Merger Consideration will be reduced by 95,738,242 shares of Parent Common Stock;

(xviii) If the SMB EBITDA is equal to or less than $1,500,000 but greater than $1,000,000, then the Merger Consideration will be reduced by 99,012,464 shares of Parent Common Stock;

(xix) If the SMB EBITDA is equal to or less than $1,000,000 but greater than $500,000, then the Merger Consideration will be reduced by 102,137,857 shares of Parent Common Stock;

(xx) If the SMB EBITDA is equal to or less than $500,000, then the Merger Consideration will be reduced by 105,124,345 shares of Parent Common Stock.

In the event of a Merger Consideration Reduction, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, promptly return to Parent one or more Certificates representing the shares by which the Merger Consideration is to be reduced. To the extent that the Escrow Shares are not adequate in number to satisfy the Merger Consideration Reduction, then, pursuant to the terms of the Escrow Agreement, Empagio (or the former members of Empagio to which the Merger Consideration is paid at Closing) shall deliver to the Escrow Agent Certificates representing additional shares of Parent Common Stock, together with an executed stock power, sufficient in number to satisfy the Merger Consideration Reduction. Such Certificate(s) shall be cancelled and the shares of Parent Common Stock represented thereby shall no longer be outstanding and shall be deemed authorized but unissued shares of Parent Common Stock, and Empagio (or the members of Empagio, as the case may be) shall cease to have any rights with respect thereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Representations and Warranties of Parent and Merger Sub. Except as set forth in the Annual Report on Form 10-K of for the fiscal year ended May 31, 2007 filed on August 24, 2007 or in the disclosure schedule delivered by Parent and Merger Sub to Empagio prior to the execution of this Agreement (the "Parent Disclosure Schedule") (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to Empagio and SMB as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent, its Subsidiaries and Merger Sub has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to Empagio complete and accurate copies of the Parent Articles and the Parent By-laws, the Certificate of Incorporation and By-Laws of Merger Sub, and the comparable organizational documents of each other Subsidiary of Parent, in each case as amended to the date hereof (collectively, the “Organizational Documents”).

(b)  Subsidiaries. Section 3.01(b) of the Parent Disclosure Schedule lists each of the Subsidiaries of Parent and, for each such Subsidiary, the jurisdiction of its incorporation and a list of its directors and officers. Merger Sub does not have any Subsidiaries. All the issued and outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all pledges, liens, charges, claims, options, mortgages, restrictions, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure of Parent.

(i) On the date hereof, the authorized capital stock of Parent consists of an unlimited number of common shares, no par value (the "Parent Common Stock"), an unlimited number of Class A Preferred Shares, no par value (the "Parent Preferred Stock") and an unlimited number of Series A Convertible Preferred Shares, no par value (the "Parent Convertible Preferred Stock"). At the close of business on  January 31, 2008, (i) 52,519,744 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding; and (iii) no shares of Parent Convertible Preferred Stock were issued and outstanding. As of January 31, 2008, no shares of Parent Common Stock, Parent Preferred Stock or Parent Convertible Preferred Stock were reserved for issuance, except for an aggregate of 5,380,447 shares of Parent Common Stock reserved for issuance upon the exercise of Parent Stock Options pursuant to the Parent Stock Plans and 24,337,501 shares of Parent Common Stock reserved for issuance upon the exercise or conversion of Parent Warrants. Section 3.01(c) of the Parent Disclosure Schedules sets forth a true and correct capitalization table of Parent as of the date hereof. Except as otherwise specified in this Section 3.01(c), none of Parent, its Subsidiaries or Merger Sub has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, convertible notes, convertible debentures, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock or other equity securities of Parent, any of its Subsidiaries or Merger Sub or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Parent, its Subsidiaries or Merger Sub (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which Parent, its Subsidiaries or Merger Sub is a party obligating any of them to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent, its Subsidiaries or Merger Sub or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, Parent, its Subsidiaries or Merger Sub. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. None of Parent, its Subsidiaries or Merger Sub is a party to any voting agreement with respect to the voting of any such securities.

(ii) There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Parent, its Subsidiaries or Merger Sub is a party, or by which it or they are bound, obligating the Parent, its Subsidiaries or Merger Sub with respect to any shares of capital stock of the Parent, its Subsidiaries or Merger Sub. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Parent, its Subsidiaries or Merger Sub), of the Parent, its Subsidiaries or Merger Sub, to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent, its Subsidiaries or Merger Sub or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Merger Sub, any Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Parent, its Subsidiaries or Merger Sub is a party, or by which it or they are bound, obligating the Parent, its Subsidiaries or Merger Sub with respect to any shares of Parent Common Stock, Parent Preferred Stock or Parent Convertible Preferred Stock or shares of capital stock of Merger Sub or any Subsidiary.

(iii) All outstanding shares of the Parent’s capital stock are, and all shares of Parent Common Stock reserved for issuance as specified above will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the law of the issuer’s jurisdiction of organization, the issuer’s charter or the bylaws or any agreement to which the Parent, its Subsidiaries or Merger Sub is a party or otherwise bound.

(iv) The Parent Common Stock constitutes the only class of securities of the Parent, its Subsidiaries or Merger Sub registered or required to be registered under the Exchange Act.

(d) Capital Structure of Sub. The authorized shares of capital stock of Merger Sub consist of 1,000 shares of common stock, par value $.01 per share (the “Merger Sub Common Stock”), 100 of which have been duly authorized and are validly issued, fully paid, non-assessable and outstanding. All the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

(e) Authority; Noncontravention. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and the Redomestication, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of Empagio and SMB, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, its Subsidiaries and Merger Sub under, (x) any of the Organizational Documents, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, or other Material Contract to which Parent, its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (z) subject to obtaining the Stockholder Approval and making the governmental filings and other matters referred to in Section 3.01(f), any (A) Law applicable to Parent, its Subsidiaries or Merger Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent, its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Consents and Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") or any Person is required by or with respect to Parent, its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except for: (i) the consents and approvals set forth in Section 3.01(f) of the Parent Disclosure Schedule; (ii) the filing of all required documents in Delaware and Canada in connection with Parent’s conversion from a Canadian corporation to a Delaware corporation (the "Redomestication"), and such filings shall have become effective; (iii) the filing of a premerger notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the "HSR Act"), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable foreign competition, merger control, antitrust or similar law or regulation; (iv) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (v) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business; (vi) approval of the listing on the Nasdaq and the Boston Stock Exchange of the Parent Common Stock to be issued as the Merger Consideration; and (vii) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(g) Parent SEC Documents.

(i) Parent has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by Parent since January 1, 2006 (the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents. Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents was prepared in accordance with, in all material respects, the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of Merger Sub or the Subsidiaries of Parent are, or have at any time since January 1, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) Parent maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance (A) that records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of Parent are being made only in accordance with the authorization of management and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's financial statements.

(iii) Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iv) Parent has not received any oral or written notification of any (A) "significant deficiency" or (B) "material weakness" in Parent's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which Parent's independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in the Public Company Accounting Oversight Board's Auditing Standard No. 2, as in effect on the date hereof.

(h) Proxy Statement. The Proxy Statement will, at the time of the Stockholders' Meeting, comply in all material respects with the requirements of the Exchange Act.

(i) Absence of Certain Changes or Events. Since November 30, 2007, there has not been any Parent Material Adverse Change. During the period from November 30, 2007 through the date of this Agreement, Parent, its Subsidiaries and Merger Sub have conducted their businesses only in the ordinary course consistent with past practice, except as contemplated by this Agreement.

(j) Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or Merger Sub or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent, its Subsidiaries or Merger Sub or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any inquiry or internal investigation being conducted by Parent, its Subsidiaries or Merger Sub, the results of which would reasonably be expected to have a Parent Material Adverse Effect.

(k) Contracts.

(i) Section 3.01(k) of the Parent Disclosure Schedule sets forth a list of all Material Contracts to which Parent, its Subsidiaries or Merger Sub is a party. For purposes of this Section 3.01(k)(i), "Parent Material Contract" means:

(A) any Contract that would be required to be filed by Parent as a "material agreement" pursuant to Item 601(A)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K;

(B) any Contract that if terminated or subject to a default by any party thereto would reasonably be expected to have a Parent Material Adverse Effect;

(C) any Contract that, as of February 1, 2008, resulted in annualized gross revenues to Parent, any of its Subsidiaries or Merger Sub of at least $500,000;

(D) any Contract that, as of February 1, 2008, had a maximum possible annualized liability or obligation on the part of Parent, any of its Subsidiaries or Merger Sub of more than $250,000;

(E) any Contract for development services related to Intellectual Property Rights of Parent, whether by an employee or independent contractor;

(F) any Contract that imposes any material restriction on the right or ability of the Parent, a Subsidiary or Merger Sub: (1) to compete with, or solicit any customer of, any other Person; (2) to acquire any product or other asset or any services from any other Person; (3) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (5) to perform services for any other Person; or (6) to transact business with any other Person;

(G) any Contract that requires Parent, a Subsidiary or Merger Sub to give favored pricing to any customers or potential customers;

(H) any Contract involving the lease of real property;

(I) any employment, severance, consulting, personal services, non-competition or indemnification Contracts with any officer of Parent, a Subsidiary or Merger Sub;

(J) any Contract that is material to the operation of Parent’s business that contains a change of control provision that would be triggered by the consummation of the transactions contemplated by this Agreement; and

(K) any Contract between or among Parent, a Subsidiary or Merger Sub, on the one hand, and any director, officer or Affiliate of Parent, a Subsidiary or Merger Sub or any person that beneficially owns 5% or more of the outstanding shares of Parent Common Stock (including, in each case, any "associates" or members of the "immediate family" (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act, respectively) of any such person), on the other hand.

(ii) Each Parent Material Contract is a valid and binding obligation of Parent, its Subsidiaries or Merger Sub, as the case may be, and, to the Knowledge of Parent, a valid and binding obligation of each other party thereto. None of Parent, any of its Subsidiaries or Merger Sub or, to the Knowledge of Parent, any other party is in breach of, or in default under, or has repudiated, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of, or a default under, any such Parent Material Contract, except for such breach, default or repudiation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Empagio a true and correct copy of each Parent Material Contract.

(iii) None of Parent, its Subsidiaries or Merger Sub has made, arranged or modified in any material way any extension of credit in the form of a personal loan to any executive officer or director of Parent.

(l) Customers. Section 3.01(l) of the Parent Disclosure Schedule sets forth a true and complete list of the top 20 revenue producing customers of Parent, its Subsidiaries and Merger Sub for the year ended December 31, 2007 (each, a "Major Customer"). Parent has not received written notice from any Major Customer stating that it has terminated or intends to terminate its relationship with Parent, its Subsidiaries or Merger Sub. To its Knowledge, Parent is not in breach or default under any Contract with any Major Customer, except where any such breach has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(m) Compliance with Law. The businesses of Parent, its Subsidiaries and Merger Sub have been conducted in accordance with applicable Laws except where any such noncompliance has not had or would reasonably not be expected to have a Parent Material Adverse Effect. Since January 1, 2006, none of Parent, its Subsidiaries or Merger Sub has received notice of any violation (or any investigation with respect thereto) of any such Laws, and none of Parent, its Subsidiaries or Merger Sub is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to any of its assets, properties or operations except where any such failure has not had or would reasonably not be expected to have a Parent Material Adverse Effect.

(n) Environmental Matters.

(i) Each of Parent, its Subsidiaries and Merger Sub is and has been in compliance with all Environmental Laws except where the failure to be in compliance would not have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and Merger Sub has in effect all licenses, permits and other authorizations required under all Environmental Laws and all such licenses, permits and other authorizations are in full force and effect except where the failure to have any such license, permit or authorization would not have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and Merger Sub is in compliance with all such licenses, permits and authorizations except where the failure to be in compliance would not have a Parent Material Adverse Effect.

(ii) There is no material proceeding pending or, to the Knowledge of Parent, threatened against Parent, its Subsidiaries or Merger Sub or any of their respective properties under any Environmental Law, and Parent, its Subsidiaries and Merger Sub have not received any notice of material violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent, its Subsidiaries or Merger Sub. None of Parent, its Subsidiaries or Merger Sub or any of their respective properties or operations is subject to any orders arising under Environmental Laws. None of Parent, its Subsidiaries or Merger Sub has entered into any agreement pursuant to which it has assumed or will assume any material liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

(iii) To the Knowledge of Parent, there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the Leased Real Property or other properties currently or previously owned or operated by Parent, its Subsidiaries or Merger Sub or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by it, or which would be expected to give rise to any actual or alleged material liability for personal injury, property damage, natural resources damage or other material liability or damages to Parent, its Subsidiaries or Merger Sub under any Environmental Laws.

(iv) To the Knowledge of Parent, none of Parent, its Subsidiaries or Merger Sub has sent or arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, that reasonably would be expected to give rise to any material liability for any damages or costs of investigation, remediation or any other action to respond to the release or threatened release of any Hazardous Material.

(v) Parent has made available to Empagio copies of all environmental studies, investigations, reports or assessments concerning Parent, its Subsidiaries, Merger Sub, the Leased Real Property and any real property currently or previously owned or operated by Parent, its Subsidiaries or Merger Sub.

(o) Absence of Changes in Parent Benefit Plans; Labor Relations.

(i) From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption, material amendment or termination by Parent, its Subsidiaries or Merger Sub or any Commonly Controlled Entity of any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Parent, its Subsidiaries or Merger Sub or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former director, officer, employee, independent contractor or consultant of Parent, its Subsidiaries or Merger Sub or any Commonly Controlled Entity (each, a "Parent Participant"), but not including the Parent Benefit Agreements (all such plans, programs, policies, arrangements, agreements and understandings, including any such plan, program, policy, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, the "Parent Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Pension Plan, or any change in the manner in which contributions to any Parent Pension Plan are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Parent Pension Plan is not then out of compliance with applicable law, or reasonably determined by Parent to be necessary or appropriate to preserve the qualified status of a Plan Pension Plan under Section 401(a) of the Code. Except as disclosed in the Parent SEC Documents and in Section 3.01(p) of the Parent Disclosure Schedule, as of the date of this Agreement, there are not any other material Parent Benefit Agreements.

(ii) None of Parent, its Subsidiaries or Merger Sub is a party to any collective bargaining agreement or other labor union contract or similar scheme or arrangement applicable to its employees nor does Parent have Knowledge of any activities or proceedings of any labor union to organize any such employees.

(iii) Each of Parent, its Subsidiaries and Merger Sub is in compliance with all applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment except where such failure has not had or would reasonably not be likely to have a Parent Material Adverse Effect. There are no charges with respect to or relating to any of Parent, its Subsidiaries or Merger Sub pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Since January 1, 2006, none of Parent, its Subsidiaries or Merger Sub has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of any of Parent, its Subsidiaries or Merger Sub and no such investigation is in progress.

(iv) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" Law ("WARN") with respect to the current or former employees of Parent, its Subsidiaries or Merger Sub.

(p) ERISA Compliance.

(i) Section 3.01(p) of the Parent Disclosure Schedule contains a complete and accurate list of each material Parent Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a "Parent Pension Plan"), each material Parent Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other material Parent Benefit Plans and material Parent Benefit Agreements in effect as of the date of this Agreement. Parent has made available to Empagio complete and accurate copies of (A) each such Parent Benefit Plan and Parent Benefit Agreement, (B) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Parent Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description for each Parent Benefit Plan for which a summary plan description is required under applicable law and (D) each trust agreement and insurance or group annuity contract relating to any Parent Benefit Plan. Each Parent Benefit Plan and Parent Benefit Agreement has been administered in accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except where such non-compliance has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) All Parent Pension Plans intended to be tax qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Parent Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and, to the Knowledge of Parent, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Parent Pension Plan that has had or would reasonably be expected to result in a material liability to Parent. Parent has delivered or made available to Empagio a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Parent Pension Plan.

(iii) Neither Parent nor, within the last six years, any Commonly Controlled Entity, (A) has maintained, contributed to or been required to contribute to, or has any actual or contingent liability under, any Parent Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan and (B) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code which would reasonably be expected to have a Parent Material Adverse Effect..

(iv) All reports, returns and similar documents with respect to all Parent Benefit Plans required to be filed with any Governmental Entity or distributed to any Parent Benefit Plan participant have been duly and timely filed or distributed, except where such failure has not had and would not reasonably be expected to result in a material liability to Parent. None of Parent, any of its Subsidiaries, Merger Sub or any Commonly Controlled Entity has received notice of, and to the Knowledge of Parent, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings against or involving any Parent Benefit Plan or Parent Benefit Agreement or asserting any rights or claims to benefits under any Parent Benefit Plan or Parent Benefit Agreement that would reasonably be expected to have a Parent Material Adverse Effect, and, to the Knowledge of Parent, there are not any facts that would reasonably be expected to result in a Parent Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

(v) Except where such failure has not had and would not reasonably be expected to result in a material liability to Parent, all contributions, premiums and benefit payments under or in connection with the Parent Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Parent Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Parent SEC Documents. No Parent Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Parent Benefit Plan, (A) to the Knowledge of Parent, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to Parent and (B) to the Knowledge of Parent, none of Parent, any of its Subsidiaries, Merger Sub or any of their respective officers, directors or employees has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject Parent to any liability for breach of fiduciary duty under ERISA that would reasonably be expected to result in a material liability to Parent. There has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Parent Benefit Plan during the last five years.

(vii) To the Knowledge of Parent, each of Parent, its Subsidiaries and Merger Sub complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law with respect to each Parent Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. Except as required by Section 4980B(f) of the Code, no Parent Benefit Plan or Parent Benefit Agreement that is an employee welfare benefit plan or that provides welfare benefits provides benefits after termination of employment.

(viii) (A) no Parent Participant will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) or any benefits the value of which will be calculated on the basis of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event), and (B) none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement will (including as a result of any termination of employment on or following the Effective Time) (1) entitle any Parent Participant to severance, termination, change in control or similar pay or benefits, (2) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Parent Benefit Plan or Parent Benefit Agreement or (3) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

(ix) No deduction by Parent, any of its Subsidiaries or Merger Sub in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, except where such disallowance has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

(x) Each Parent Benefit Agreement is in form and operation in good faith compliance with the provisions of Section 409A of the Code.

(q) No Excess Parachute Payments. Other than payments that may be made to the individuals set forth in Section 3.01(q) of the Parent Disclosure Schedule (the "Primary Company Executives"), (i) no amount or other entitlement or economic benefit that would be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Parent Participant who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan, Parent Benefit Agreement or other compensation arrangement would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), and (ii) no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross up or other payment) from Parent, Empagio, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(r) Taxes.

(i) Each of Parent, its Subsidiaries and Merger Sub has filed or has caused to be filed in a timely manner (within any applicable extension period) all material tax returns required to be filed. All such tax returns are complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable Laws and regulations. Each of Parent, its Subsidiaries and Merger Sub has timely paid or caused to be paid (or Parent has paid on its behalf) all taxes due and owing, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve, determined in accordance with GAAP, consistently applied, for all material taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) To the Knowledge of Parent, no tax return of Parent, any of its Subsidiaries or Merger Sub is or has been within the last five years under audit or examination by any taxing authority, and no written notice has been received by Parent, its Subsidiaries or Merger Sub that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of Parent, its Subsidiaries or Merger Sub. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by Parent, its Subsidiaries or Merger Sub. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of Parent. The general statute of limitations with respect to federal income taxes as set forth in Section 6501 of the Code is closed with respect to the tax returns of Parent, its Subsidiaries and Merger Sub for all years through 2003. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of Parent, its Subsidiaries or Merger Sub, nor has any written request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Parent, its Subsidiaries or Merger Sub to act on behalf of Parent, its Subsidiaries or Merger Sub) with respect to any taxes has been executed or filed with any taxing authority.

(iii) Except for any amount which may be realized as a result of the Redomestication, none of Parent, its Subsidiaries or Merger Sub will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of Parent included in the Parent SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of Parent included in the Parent SEC Documents.

(iv) Parent, its Subsidiaries and Merger Sub have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including the withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

(v) None of Parent, its Subsidiaries or Merger Sub has within the last two years constituted either a "distributing corporation" or a "controlled corporation" as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi) None of Parent, its Subsidiaries or Merger Sub joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent.

(vii) None of Parent, its Subsidiaries or Merger Sub has ever entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(viii) No written claim has ever been made by any authority in a jurisdiction where any of Parent, its Subsidiaries or Merger Sub does not file a tax return that Parent, its Subsidiaries or Merger Sub is, or may be, subject to a material amount of tax by that jurisdiction.

(ix) Other than with respect to the consolidated group of corporations of which Parent is the common parent, none of Parent, its Subsidiaries or Merger Sub is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No taxing authority has asserted in writing any material liens for taxes with respect to any assets or properties of Parent, its Subsidiaries or Merger Sub that have not otherwise been paid or satisfied, except for statutory liens for taxes not yet due and payable.

(xi) None of Parent, its Subsidiaries or Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) None of Parent, its Subsidiaries or Merger Sub (A) is, to the Knowledge of Parent, a "passive foreign investment company" within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or made a similar election under any comparable provision of any tax law.

(xiii) None of Parent, its Subsidiaries or Merger Sub has taken any action or knows of any fact, agreement, plan or circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xiv) There are no circumstances existing prior to the Redomestication which could, in themselves, result in the application of any of Sections 80 to 80.03 of the Income Tax Act of Canada (the “ITA”) or any equivalent provincial provisions to Parent. Parent has not made any election pursuant to Section 80.04 of the ITA or any equivalent provincial provision in which it is an eligible transferee. Parent has not filed an agreement pursuant to Section 191.3 of the ITA or any equivalent provincial provision and has not claimed any reserve under any of Sections 40(1)(a)(iii) or 20(1)(n) of the ITA or any equivalent provincial provision of any amount that could be included in its income for any period ending after the Redomestication in respect of any such reserve.

(xv) As used in this Agreement (A) "tax" or "taxes" shall include (whether disputed or not) all (x) federal, state, local and foreign (including Canadian provincial) income, property, sales, use, excise, withholding, payroll, employment, social security, value-added, ad valorem, capital gain, alternative minimum, transfer, franchise, capital stock, net worth and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, duties and similar governmental charges or fees of any kind whatsoever, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being or having been party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) "taxing authority" means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) "tax return" or "tax returns" means all returns, declarations of estimated tax payments, claims for refund, disclosure statements (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), forms, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(s) Real Property.

(i) None of Parent, its Subsidiaries or Merger Sub owns any real property.

(ii) Section 3.01(s) of the Parent Disclosure Schedule sets forth a complete and accurate list of all material real property leased by Parent, its Subsidiaries and Merger Sub (the "Leased Real Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all leases (including subleases) of real property under which Parent, its Subsidiaries or Merger Sub is a lessee or sublessee (the "Leases") are in full force and effect and (B) none of Parent, its Subsidiaries or Merger Sub, nor, to the Knowledge of Parent, any other party to any such Lease, is in default under any of the Leases, and no event has occurred which, with notice or lapse of time or both, would constitute a default by Parent, its Subsidiaries or Merger Sub under any of the Leases. The transactions contemplated by this Agreement do not require the consent of any other party to a Lease. None of Parent, its Subsidiaries or Merger Sub has subleased, licensed or otherwise granted anyone the right to use or occupy any Leased Real Property or any portion thereof, and none of Parent, its Subsidiaries or Merger Sub has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(t) Intellectual Property.

(i) Parent, its Subsidiaries and Merger Sub own all right, title and interest to, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the business of Parent, its Subsidiaries and Merger Sub, except for such Intellectual Property Rights the failure of which to own, license or otherwise have the right to use, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 3.01(t) of the Parent Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of: (A) all patents and applications therefor, registered trademarks and applications therefore, service marks and other designations of origin, domain name registrations (if any) and copyright registrations (if any) owned by Parent, its Subsidiaries or Merger Sub (collectively, the “Registered IP”) and (B) all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that are material to Parent, its Subsidiaries and Merger Sub, taken as a whole, granted (1) to Parent, its Subsidiaries or Merger Sub (other than software licenses for generally available software), and (2) by Parent, its Subsidiaries or Merger Sub to any other person.

(ii) To the Knowledge of Parent, none of Parent, its Subsidiaries or Merger Sub has infringed upon any Intellectual Property Rights of any other person, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No claims are pending or, to the Knowledge of Parent, threatened, nor are there any outstanding judgments, injunctions, orders or decrees as of the date of this Agreement, against Parent, its Subsidiaries or Merger Sub by any person with respect to the ownership, validity, enforceability, effectiveness, sale, manufacture or use in the business of Parent, its Subsidiaries and Merger Sub of any Intellectual Property Right, except for such claims, judgments, injunctions, orders or decrees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no other person has interfered with, infringed upon, misappropriated, diluted or otherwise come into conflict with any Intellectual Property Rights of Parent, its Subsidiaries or Merger Sub, except for any such interference, infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) Parent, its Subsidiaries and Merger Sub have used commercially reasonable efforts to maintain their trade secrets in confidence, including the requirement of certain employees of Parent, its Subsidiaries and Merger Sub to execute confidentiality agreements with respect to intellectual property developed for or obtained from Parent, its Subsidiaries and Merger Sub. Without limiting the generality of the foregoing:

(A) all documents and instruments reasonably necessary in Parent’s sole discretion to establish, secure and perfect the rights of the Parent, its Subsidiaries and Merger Sub in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity, except where such failure would not reasonably be expected to have a Parent Material Adverse Effect;

(B) each Person who is or was an employee of Parent, its Subsidiaries or Merger Sub and who is or was substantively and materially involved in the creation or development of any Intellectual Property Rights has signed or otherwise been subject to an irrevocable assignment of Intellectual Property Rights to Parent or any Subsidiary for which such Person is or was an employee; and

(C) no Contract limits or restricts the ability of Parent, its Subsidiaries or Merger Sub to use, exploit, assert or enforce any of its Intellectual Property Rights.

(iv) No interference, opposition, reissue, reexamination or other legal proceeding of any nature is or has been pending or threatened in which the scope, validity or enforceability of any Intellectual Property Right of Parent, any Subsidiary or Merger Sub is being, or has been contested or challenged except where such interference, opposition, reissue, reexamination or proceeding would not reasonably be expected to have a Parent Material Adverse Effect.

(v) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause or declare: (A) a loss of, or Encumbrance on, any Intellectual Property Right; (B) the release, disclosure or delivery of any source code by any Person; (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property Right; or (iv) a violation of any third party Intellectual Property Rights.

(vi) Except to the extent there would not reasonably be expected to have a Parent Material Adverse Effect, with respect to third party software used in any product of Parent, its Subsidiaries or Merger Sub:

(A) the license, sublicense, agreement or permission covering the software is legal, valid, binding, enforceable and in full force and effect;

(B) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated in this Agreement; and

(C) to the Knowledge of Parent, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder.

(vii) No Intellectual Property Rights of Parent contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Intellectual Property Rights.

(viii) No Intellectual Property Rights of Parent currently contained in a product of Parent, any Subsidiary or Merger Sub contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user's consent.

(ix) As used in this Agreement, "Intellectual Property Rights" means, collectively, whether arising under the laws of the United States or any other state, country or jurisdiction: (A) ideas, formulas, patterns, designs, utility models, compositions, programs, methods, inventions, know-how, manufacturing and production and all other processes, procedures and techniques, research and development information and technical data (whether patentable or unpatentable and whether or not reduced to practice) and other trade secrets and confidential information, patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (D) computer software, data, data bases and documentation thereof; and (E) domain name registrations.

(u) Voting Requirements. The Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the transactions contemplated hereby.

(v) Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent, any of its Subsidiaries or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby.

(w) Opinion of Financial Advisor. The Board of Directors of Parent has received the oral opinion of its financial advisor, Roth Capital Partners, LLC, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock. A true and correct copy of the written opinion of Roth Capital Partners, LLC will be furnished to SMB promptly following its receipt by Parent.

(x) Title to Property. Each of Parent, its Subsidiaries and Merger Sub has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease, including all the properties and assets reflected in the consolidated Balance Sheet of Parent and its Subsidiaries in its most recently filed Parent SEC Document (except for personal property sold since the date of the said Balance Sheet in the ordinary course of business).

(y) Foreign Corrupt Practices. None of Parent, its Subsidiaries or Merger Sub nor, to the Knowledge of Parent, any director, officer, agent, employee or other Person acting on behalf thereof has, in the course of its actions therefor or on behalf thereof: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(z) Insurance. Section 3.01(z) of the Parent Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers' compensation, indemnity and other forms of insurance owned, held by or applicable to Parent, its Subsidiaries and Merger Sub and their assets, properties and operations and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid in accordance with the applicable terms, and no notice of cancellation or termination has been received with respect to any such policy. There are no pending or, to the Knowledge of Parent, threatened claims under any insurance policy.

(aa) No Default. None of Parent, its Subsidiaries or Merger Sub is in violation in any material respect of any term of (i) its Organizational Documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to it or any of its properties or assets, except in the case of (ii) or (iii), for violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(bb) Undisclosed Liabilities. Except as set forth in the Parent SEC Documents or otherwise disclosed hereunder, and except for such liabilities and obligations incurred in the ordinary course of business and which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

SECTION 3.02 Representations and Warranties of Empagio and SMB. Except as set forth in the disclosure schedule delivered by Empagio and SMB to Parent prior to the execution of this Agreement (the "SMB Disclosure Schedule") (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), Empagio and SMB, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. Each of Empagio, SMB and their respective Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Empagio, SMB and their respective Subsidiaries has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have an SMB Material Adverse Effect. Each of Empagio, SMB and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have an SMB Material Adverse Effect. Empagio has made available to Parent complete and accurate copies of its Certificate of Formation and Operating Agreement, SMB’s Certificate of Incorporation and By-laws, and the comparable organizational documents of each of their respective Subsidiaries, in each case as amended to the date hereof.

(b)  Subsidiaries. Section 3.02(b) of the SMB Disclosure Schedule lists each of the Subsidiaries of Empagio and SMB and, for each such Subsidiary, the jurisdiction of its incorporation and a list of its directors and officers. All the issued and outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly by SMB free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of its Subsidiaries, Empagio and SMB do not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c)  Capital Structure of Empagio.

(i) As of the date hereof, (i) 5,482,500 Common Membership Units of Empagio (the "Empagio Common Units") were issued and outstanding and (ii) 1,000 Series A Preferred Membership Units (the "Empagio Preferred Units") were issued and outstanding. As of the date hereof, no shares of Empagio Common Units or Empagio Preferred Units were reserved for issuance, except for an aggregate of 2,267,378 Empagio Common Units reserved for issuance upon the exercise of Empagio Unit Options, 6,454,082 Empagio Common Units reserved for issuance upon the exercise of Empagio Warrants and 191,201 Empagio Common Units reserved for issuance upon the conversion of convertible notes. Section 3.02(c) of the SMB Disclosure Schedule sets forth a true and correct capitalization table of Empagio as of the date hereof. Except as otherwise specified in this Section 3.02(c), none of Empagio, SMB or any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, convertible notes, convertible debentures, preemptive rights, redemption rights, unit appreciation rights, equity-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any capital stock of or equity interests in Empagio, SMB or of any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any capital stock or equity in Empagio, SMB or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which Empagio, SMB or any of its Subsidiaries is a party obligating Empagio, SMB or any of its Subsidiaries to (A) issue, transfer or sell any capital stock or equity interests of Empagio, SMB or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such capital stock or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, equity-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, Empagio, SMB or any of its Subsidiaries. Section 3.02(c) of the SMB Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Empagio Unit Options, Empagio Warrants, SMB Stock Options, SMB Warrants and all other equity or equity-based awards relating to Empagio Common Units, Empagio Preferred Units, SMB Common Stock or any capital stock of any Subsidiary, the names of the optionees or grantees thereof, the date each such Empagio Unit Option, Empagio Warrant, SMB Stock Option, SMB Warrant or other award was granted, the number of units or other equity subject to each such Empagio Unit Option, Empagio Warrant, SMB Stock Option, SMB Warrant or underlying each such other award, the expiration date of same, any vesting schedule with respect thereto which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, and the price at which same may be exercised. All outstanding units or shares are, and all units or shares which may be issued pursuant to the Empagio Unit Options, Empagio Warrants, SMB Stock Options or SMB Warrants will be, when issued in accordance with the terms thereof, duly authorized and validly issued and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Empagio, SMB or any of their respective Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Empagio or SMB may vote. None of Empagio, SMB or any of their Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. No Person has any right to acquire any shares issuable in connection with the Merger.

(ii) There are no member or stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Empagio, SMB or any of their Subsidiaries is a party, or by which it or they are bound, obligating Empagio, SMB or their Subsidiaries with respect to any membership interests or capital stock of Empagio, SMB or any of their Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Empagio, SMB or any of their Subsidiaries), of Empagio, SMB or any of their Subsidiaries, to repurchase, redeem or otherwise acquire any membership interests or shares of capital stock of Empagio, SMB or any of their Subsidiaries, as the case may be, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in SMB or any Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Empagio, SMB or any of their Subsidiaries is a party, or by which it or they are bound, obligating Empagio, SMB or any of their Subsidiaries with respect to any Empagio Common Units or Empagio Preferred Units or shares of capital stock of SMB or any Subsidiary.

(d) Capital Structure of SMB. The authorized shares of capital stock of SMB consist of 2,000 shares of common stock, no par value per share, 100 of which have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No shares of preferred stock have been authorized. All the issued and outstanding common stock of SMB is owned by Empagio and at the Effective Time will be owned by Empagio or its former members if Empagio is dissolved prior to such time, and there are (i) no other shares of capital stock or voting securities of SMB, (ii) no securities of SMB convertible into or exchangeable for shares of capital stock or voting securities of SMB and (iii) no options or other rights to acquire from SMB, and no obligations of SMB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SMB.

(e) Authority; Noncontravention. Empagio and SMB have all requisite limited liability company or corporate, as the case may be, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Empagio and SMB and the consummation by Empagio and SMB of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Empagio and SMB and no other corporate proceedings on the part of Empagio or SMB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Empagio and SMB and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Empagio and SMB, enforceable against Empagio and SMB in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Empagio, SMB and their respective Subsidiaries with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Empagio, SMB and their respective Subsidiaries under, (x) their respective Certificate of Formation, Operating Agreement, Certificates of Incorporation or By-laws or the comparable organizational documents of any of their respective Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, or other contract, agreement or obligation, to which the Empagio, SMB and their respective Subsidiaries is a party or any of their respective properties or other assets is subject or (z) governmental filings and other matters referred to in Section 3.02(f), any (A) Law applicable to Empagio, SMB and their respective Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Empagio, SMB and their respective Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have an SMB Material Adverse Effect.

(f) Consents and Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or Person is required by or with respect to Empagio, SMB or any of their Subsidiaries in connection with the execution and delivery of this Agreement by them or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the consents and approvals set forth in Section 3.02(f) of the SMB Disclosure Schedule; (ii) the filing of a premerger notification and report form by Empagio under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable foreign competition, merger control, antitrust or similar law or regulation; (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which SMB or any of its Subsidiaries is qualified to do business; and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have an SMB Material Adverse Effect.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of Empagio or SMB for inclusion in the Proxy Statement will, on the date it is first mailed to the stockholders of Parent or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Absence of Certain Changes or Events. Since the date of Empagio’s formation, there has not been any SMB Material Adverse Change, and each of Empagio, SMB and their respective Subsidiaries has conducted its businesses only in the ordinary course.

(i) Litigation. Except as disclosed in Section 3.02(i) of the SMB Disclosure Schedule, there is no suit, action or proceeding pending or, to the Knowledge of SMB, threatened against Empagio, SMB or any of their respective Subsidiaries or any of their respective assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of SMB, investigation by any Governmental Entity involving, Empagio, SMB or any of their respective Subsidiaries or any of their respective assets, nor is there any inquiry or internal investigation being conducted by Empagio, SMB or any of their respective Subsidiaries, the results of which would reasonably be expected to have an SMB Material Adverse Effect.

(j) Contracts.

(i) Section 3.02(j) of the SMB Disclosure Schedule sets forth a list of all SMB Material Contracts to which Empagio, SMB or any of their respective Subsidiaries is a party. For purposes of this Section 3.02(j)(i), "SMB Material Contract" means:

(A) any employment Contract with any officer of Empagio, SMB or any of their respective Subsidiaries, and any severance, consulting, personal services, non-competition or indemnification Contracts;

(B) licensing, merchandising or distribution Contracts;

(C) Contracts granting a right of first refusal or first negotiation;

(D) any Contract relating to indebtedness for borrowed money (including any obligation to guarantee the indebtedness for borrowed money of any Person other than SMB or any Subsidiary) having an outstanding principal amount in excess of $1,000,000, and, for each such Contract, the aggregate principal amount outstanding as of the date of this Agreement;

(E) any Contract relating to a security interest imposed on any asset or property of Empagio, SMB or any of their Subsidiaries, other than Permitted Liens;

(F) any Contract with any supplier or for the furnishing of services to Empagio, SMB or any of their Subsidiaries involving consideration of more than $100,000 over its remaining term (including any automatic extensions thereto);

(G) any partnership, joint venture or similar agreement or arrangement with a third party;

(H) any Contract that limits or purports to limit the ability of Empagio, SMB or any of their Subsidiaries to compete with any person or in any geographic area or during any period of time;

(I) any Contract between or among Empagio, SMB or any of their Subsidiaries, on the one hand, and any director, officer or Affiliate of Empagio or SMB or any person that beneficially owns 5% or more of the outstanding shares of Empagio Common Stock (including, in each case, any "associates" or members of the "immediate family" (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act, respectively) of any such person), on the other hand;

(J) any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity;

(K) any agreement pursuant to which Empagio or SMB has acquired the assets or stock of any other Person and any agreement pursuant to which any Person is entitled to deferred purchase price or an earnout in connection therewith;

(L) any agreement pursuant to which any Person is entitled to receive any assets of Empagio or SMB;

(M) any indemnification agreement to which Empagio or SMB is a party;

(N) any effective power of attorney granted by Empagio, SMB or any of their Subsidiaries;

(O) any Contract that if terminated or subject to a default by any party thereto would reasonably be expected to have an SMB Material Adverse Effect;

(P) any Contract that, as of February 1, 2008, resulted in annualized gross revenues to Empagio, SMB or any of their respective Subsidiaries of at least $500,000;

(Q) any Contract that, as of February 1, 2008, has a maximum possible annualized liability or obligation on the part of Empagio, SMB or any of their respective Subsidiaries of at least $250,000; and

(R) any Contract for development services related to Intellectual Property Rights of Empagio, SMB or any Subsidiary, whether by an employee or independent contractor;

(S) any Contract that imposes any material restriction on the right or ability of Empagio, SMB or a Subsidiary: (1) to compete with, or solicit any customer of, any other Person; (2) to acquire any product or other asset or any services from any other Person; (3) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (5) to perform services for any other Person; or (6) to transact business with any other Person;

(T) any Contract that requires SMB or any Subsidiary to give favored pricing to any customers or potential customers;

(U) any Contract involving the lease of real property;

(V) any employment, severance, consulting, personal services, non-competition or indemnification Contracts with any officer of SMB or a Subsidiary;

(W) any Contract that is material to the operation of Empagio’s, SMB’s or any of their Subsidiaries’ business that contains a change of control provision that would be triggered by the consummation of the transactions contemplated by this Agreement; and

(X) any Contract that would be required to be filed as a “material agreement” pursuant to Item 6.01(A)(10) of Regulation S-K under the Securities Act or disclosed on a Current Report on Form 8-K.

(ii) Each SMB Material Contract is a valid and binding obligation of Empagio, SMB or its Subsidiary, as the case may be, and, to the Knowledge of SMB, a valid and binding obligation of each other party thereto. None of Empagio, SMB or any of their respective Subsidiaries or, to the Knowledge of SMB, any other party is in breach of, or in default under, or has repudiated, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of, or a default under, any such SMB Material Contract, except for such breach, default or repudiation that has not had and would not reasonably be expected to have, individually or in the aggregate, an SMB Material Adverse Effect. Empagio and/or SMB have made available to Parent a true and correct copy of each SMB Material Contract. None of Empagio, SMB or any of their respective Subsidiaries is a party to any material oral Contract.

(k) Customers. Section 3.02(k) of the SMB Disclosure Schedule sets forth a true and complete list of the top 20 revenue producing customers of Empagio, SMB or any of their Subsidiaries for the year ended December 31, 2007 (each, an "SMB Major Customer"). Neither Empagio nor SMB has received written notice from any SMB Major Customer stating that it has terminated or intends to terminate its relationship with Empagio, SMB or any Subsidiary. To the Knowledge of SMB, none of Empagio, SMB or any of their respective Subsidiaries is in breach or default under any Contract with any SMB Major Customer, except where any such breach or default has not had or would not reasonably be expected to have an SMB Material Adverse Effect.

(l) Compliance with Law.

(i) The businesses of Empagio, SMB and their respective Subsidiaries have been conducted in accordance with applicable Laws except where such noncompliance has not had or would reasonably not be expected to result in an SMB Material Adverse Change. Since January 1, 2005, none of Empagio, SMB or their respective Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such Laws, and none of Empagio, SMB or their respective Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to any of its assets, properties or operations except where such failure has not had or would reasonably not be expected to result in an SMB Material Adverse Change.

(ii) None of Empagio, SMB or any of their respective Subsidiaries has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of Empagio, SMB or any of their respective Subsidiaries.

(m) Environmental Matters.

(i) Each of Empagio, SMB and their respective Subsidiaries is, and has been, in compliance with all Environmental Laws except where the failure to be in compliance would not have an Empagio Material Adverse Effect. Each of Empagio, SMB and their respective Subsidiaries has in effect all licenses, permits and other authorizations required under all Environmental Laws and all such licenses, permits and other authorizations are in full force and effect except where the failure to have any such license, permit or authorization would not have an Empagio Material Adverse Effect. Each of Empagio, SMB and their respective Subsidiaries is in compliance with all such licenses, permits and authorizations except where the failure to be in compliance would not have an SMB Material Adverse Effect.

(ii) There is no material proceeding pending or, to the Knowledge of Empagio, threatened against Empagio, SMB and their respective Subsidiaries or any of their respective properties under any Environmental Law, and Empagio, SMB and their respective Subsidiaries have not received any notice of material violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Empagio, SMB and their respective Subsidiaries. None of Empagio, SMB and their respective Subsidiaries or respective properties or operations is subject to any orders arising under Environmental Laws. None of Empagio, SMB and their respective Subsidiaries has entered into any agreement pursuant to which any of them has assumed or will assume any material liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

(iii) To the Knowledge of SMB, there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the SMB Leased Real Property or other properties currently or previously owned or operated by Empagio, SMB and their respective Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by any of them, or which would be expected to give rise to any actual or alleged material liability for personal injury, property damage, natural resources damage or other material liability or damages to Empagio, SMB and their respective Subsidiaries under any Environmental Laws.

(iv) None of Empagio, SMB and their respective Subsidiaries has sent or arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, that reasonably would be expected to give rise to any material liability for any damages or costs of investigation, remediation or any other action to respond to the release or threatened release of any Hazardous Material.

(v) Empagio and/or SMB has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning Empagio, SMB and their respective Subsidiaries, the SMB Leased Real Property and any owned real property currently or previously owned or operated by Empagio, SMB and their respective Subsidiaries.

(n) Absence of Changes in Company Benefit Plans; Labor Relations.

(i) Since January 1, 2005 to the date of this Agreement, there has not been any adoption, material amendment or termination by Empagio, SMB or any of their respective Subsidiaries or any ERISA Affiliate of any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Empagio, SMB or any of their respective Subsidiaries or any other person or entity that, together with Empagio, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”), in each case providing benefits to any current or former director, officer, employee, independent contractor or consultant of Empagio, SMB, any of their respective Subsidiaries or any ERISA Affiliate, but not including SMB Benefit Agreements (all such plans, programs, policies, arrangements, agreements and understandings, including any such plan, program, policy, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, the "SMB Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any SMB Pension Plan, or any change in the manner in which contributions to any SMB Pension Plan are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such SMB Pension Plan is not then out of compliance with applicable law, or reasonably determined by SMB to be necessary or appropriate to preserve the qualified status of an SMB Pension Plan under Section 401(a) of the Code.

(ii) None of Empagio, SMB or any of their respective Subsidiaries is a party to any collective bargaining agreement or other labor union contract or similar scheme or arrangement applicable to its employees nor does SMB have Knowledge of any activities or proceedings of any labor union to organize any such employees.

(iii) Each of Empagio, SMB and their respective Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment except where such failure has not had or would reasonably not be likely to have an SMB Material Adverse Effect. There are no charges with respect to or relating to Empagio, SMB or any of their respective Subsidiaries pending or, to the Knowledge of SMB, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Since January 1, 2006, none of Empagio, SMB or any of their respective Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of any of Empagio, SMB or any of their respective Subsidiaries and no such investigation is in progress.

(iv) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the current or former employees of Empagio, SMB or any of their respective Subsidiaries.

(o) ERISA Compliance.

(i) Section 3.02(o)(i) of the SMB Disclosure Schedule contains a complete and accurate list of each material SMB Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as an "SMB Pension Plan"), each material SMB Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other material SMB Benefit Plans and material SMB Benefit Agreements in effect as of the date of this Agreement. Empagio and/or SMB has made available to Parent complete and accurate copies of (A) each such SMB Benefit Plan and SMB Benefit Agreement, (B) the two most recent annual reports on Form 5500 filed with the IRS with respect to each SMB Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description for each SMB Benefit Plan for which a summary plan description is required under applicable law and (D) each trust agreement and insurance or group annuity contract relating to any SMB Benefit Plan. Each SMB Benefit Plan has been administered in accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except where such non-compliance has not had and would not reasonably be expected to result in an SMB Material Adverse Effect.

(ii) All SMB Pension Plans intended to be tax qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such SMB Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of SMB, has revocation been threatened) and, to the Knowledge of SMB, no event has occurred since the date of the most recent determination letter or application therefor relating to any such SMB Pension Plan that has had or would reasonably be expected to result in a material liability to SMB. Empagio and/or SMB has delivered or made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each SMB Pension Plan.

(iii) Neither Empagio nor, within the last six years, any ERISA Affiliate, (A) has maintained, contributed to or been required to contribute to, or has any actual or contingent liability under, any SMB Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan and (B) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code which would reasonably be expected to result in an SMB Material Adverse Effect.

(iv) All reports, returns and similar documents with respect to all SMB Benefit Plans required to be filed with any Governmental Entity or distributed to any SMB Benefit Plan participant have been duly and timely filed or distributed, except where such failure has not had and would not reasonably be expected to result in a material liability to SMB. None of Empagio, SMB, any of their respective Subsidiaries or any ERISA Affiliate has received notice of, and to the Knowledge of SMB, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the SMB Benefit Plans), suits or proceedings against or involving any SMB Benefit Plan or SMB Benefit Agreement or asserting any rights or claims to benefits under any SMB Benefit Plan or SMB Benefit Agreement that would reasonably be expected to give rise to any material liability, and, to the Knowledge of SMB, there are not any facts that would reasonably be expected to give rise to any SMB Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

(v) Except where such failure has not had and would not reasonably be expected to result in a material liability to SMB, all contributions, premiums and benefit payments under or in connection with the SMB Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the SMB Benefit Plans have been timely made. No SMB Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each SMB Benefit Plan, (A) to the Knowledge of the SMB, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to SMB and (B) to the Knowledge of SMB, none of Empagio, SMB or any of their respective Subsidiaries or any of their respective officers, directors or employees has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject SMB to any liability for breach of fiduciary duty under ERISA that would reasonably be expected to result in a material liability to SMB. There has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Empagio Benefit Plan during the last five years.

(vii) To the Knowledge of SMB, each of Empagio, SMB or any of their respective Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law with respect to each SMB Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. Except as required by Section 4980B(f) of the Code, no SMB Benefit Plan or SMB Benefit Agreement that is an employee welfare benefit plan or that provides welfare benefits provides benefits after termination of employment.

(viii) Except as contemplated by this Agreement, no participant will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) or any benefits the value of which will be calculated on the basis of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event). None of the execution and delivery of this Agreement, the obtaining of member or shareholder approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement will (including as a result of any termination of employment on or following the Effective Time) (A) entitle any participant to severance, termination, change in control or similar pay or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any SMB Benefit Plan or SMB Benefit Agreement or (C) result in any breach or violation of, or a default under, any SMB Benefit Plan or SMB Benefit Agreement.

(ix) No deduction by Empagio, SMB or any of their respective Subsidiaries in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, except where such disallowance has not had and would not reasonably be expected to result in an SMB Material Adverse Effect.

(x) Each SMB Benefit Agreement is, in form and operation, in good faith compliance with Section 409A of the Code.

(p) No Excess Parachute Payments. Other than payments that may be made to persons set forth in Section 3.02(p) of the SMB Disclosure Schedule (the "Primary SMB Executives"), (i) no amount or other entitlement or economic benefit that would be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of member or shareholder approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any participant who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any SMB Benefit Plan, SMB Benefit Agreement or other compensation arrangement would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), and (ii) no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross up or other payment) from SMB or the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(q) Taxes.

(i) Each of Empagio, SMB and their respective Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all material tax returns required to be filed. All such tax returns are complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable laws and regulations. Each of Empagio, SMB and their respective Subsidiaries has timely paid or caused to be paid (or Empagio has paid on its behalf) all taxes due and owing.

(ii) To the Knowledge of SMB, no tax return of Empagio, SMB or any of their respective Subsidiaries is or has been within the last five years under audit or examination by any taxing authority, and no written notice has been received by Empagio, SMB or any of their respective Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of Empagio, SMB or any of their respective Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by Empagio, SMB or any of their respective Subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of Empagio and/or SMB. The general statute of limitations with respect to federal income taxes as set forth in Section 6501 of the Code is closed with respect to the tax returns of Empagio, SMB or their respective Subsidiaries for all years through 2003. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of Empagio, SMB and any of their respective Subsidiaries nor has any written request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of Empagio, SMB or any of their respective Subsidiaries to act on behalf of Empagio, SMB or any of their respective Subsidiaries) with respect to any taxes has been executed or filed with any taxing authority.

(iii) None of Empagio, SMB or any of their respective Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of Empagio, SMB and their respective Subsidiaries.

(iv) Empagio, SMB and their respective Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including the withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

(v) None of Empagio, SMB or any of their respective Subsidiaries has within the last two years constituted either a "distributing corporation" or a "controlled corporation" as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi) None of Empagio, SMB or any of their respective Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return other than consolidated tax returns for the consolidated group of which Empagio or SMB is the common parent.

(vii) None of Empagio, SMB or any of their respective Subsidiaries has ever entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(viii) No written claim has ever been made by any authority in a jurisdiction where any of Empagio, SMB and their respective Subsidiaries do not file a tax return that it is, or may be, subject to a material amount of tax by that jurisdiction.

(ix) Other than with respect to the consolidated group of corporations of which SMB is the common parent, none of Empagio, SMB or any of their respective Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No taxing authority has asserted in writing any material liens for taxes with respect to any assets or properties of Empagio, SMB or any of their respective Subsidiaries that have not otherwise been paid or satisfied, except for statutory liens for taxes not yet due and payable.

(xi) None of Empagio, SMB or any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) None of Empagio, SMB or any of their respective Subsidiaries (A) is, to the Knowledge of SMB, a "passive foreign investment company" within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or made a similar election under any comparable provision of any tax law.

(xiii) None of Empagio, SMB or any of their respective Subsidiaries has taken any action or knows of any fact, agreement, plan or circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xiv) As used in this Agreement (A) "tax" or "taxes" shall include (whether disputed or not) all (x) federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, value-added, ad valorem, capital gain, alternative minimum, transfer, franchise, capital stock, net worth and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, duties and similar governmental charges or fees of any kind whatsoever, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being or having been party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) "taxing authority" means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) "tax return" or "tax returns" means all returns, declarations of estimated tax payments, claims for refund, disclosure statements (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), forms, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(r) Real Property.

(i) None of Empagio, SMB or any of their respective Subsidiaries owns any real property.

(ii) Section 3.02(r) of the SMB Disclosure Schedule sets forth a complete and accurate list of all material real property leased by SMB and its Subsidiaries (the "SMB Leased Real Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an SMB Material Adverse Effect, (A)  all leases (including subleases) of real property under which SMB and its Subsidiaries is a lessee or sublessee (the "SMB Leases") are in full force and effect and (B) none of SMB or its Subsidiaries, nor, to the Knowledge of SMB, any other party to any such SMB Lease, is in default under any of the SMB Leases, and no event has occurred which, with notice or lapse of time or both, would constitute a default by SMB or any of its Subsidiaries under any of the SMB Leases. The transactions contemplated by this Agreement do not require the consent of any other party to an SMB Lease. None of SMB or any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy any SMB Leased Real Property or any portion thereof, and none of SMB or any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(s) Intellectual Property.

(i) SMB and its Subsidiaries own all right, title and interest to, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the business of Empagio, SMB and any of their respective Subsidiaries, except for such Intellectual Property Rights the failure of which to own, license or otherwise have the right to use, individually or in the aggregate, has not had and would not reasonably be expected to have an SMB Material Adverse Effect. Section 3.02(s) of the SMB Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of: (A) all patents and applications therefor, registered trademarks and applications therefor, service marks and other designations of origin, domain name registrations (if any) and copyright registrations (if any) owned by SMB or its Subsidiaries (collectively, the "SMB Registered IP") and (B) all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that are material to Empagio, SMB and/or their respective Subsidiaries granted (1) to SMB and its Subsidiaries (other than software licenses for generally available software), and (2) by SMB and its Subsidiaries to any other person.

(ii) None of Empagio, SMB or any of their respective Subsidiaries has infringed upon any Intellectual Property Rights of any other person. No claims are pending or, to the Knowledge of SMB, threatened, nor are there any outstanding judgments, injunctions, orders or decrees against Empagio, SMB or any of their respective Subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness, sale, manufacture or use in the business of Empagio, SMB or any of its Subsidiaries of any Intellectual Property Rights. To the Knowledge of SMB, no other person has interfered with, infringed upon, misappropriated, diluted or otherwise come into conflict with any Intellectual Property Rights of Empagio, SMB or any of their respective Subsidiaries.

(iii) Empagio, SMB and their respective Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence, including the requirement of certain employees of Empagio, SMB and their respective Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from Empagio, SMB and their respective Subsidiaries. Without limiting the generality of the foregoing:

(A) all documents and instruments reasonably necessary in SMB’s sole discretion to establish, secure and perfect the rights of the Empagio, SMB and their respective Subsidiaries in the SMB Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity, except where such failure would not reasonably be expected to have a SMB Material Adverse Effect;

(B) each Person who is or was an employee of Empagio, SMB or any of their respective Subsidiaries and who is or was substantively and materially involved in the creation or development of any Intellectual Property Rights has signed or otherwise been subject to an irrevocable assignment of Intellectual Property Rights to Empagio, SMB or any their respective Subsidiaries for which such Person is or was an employee; and

(C) no Contract limits or restricts the ability of Empagio, SMB or any of their respective Subsidiaries to use, exploit, assert or enforce any of its Intellectual Property Rights.

(iv) No interference, opposition, reissue, reexamination or other legal proceeding of any nature is or has been pending or threatened in which the scope, validity or enforceability of any Intellectual Property Right of Empagio, SMB or any of their respective Subsidiaries are being, or have been contested or challenged except where such interference, opposition, reissue, reexamination or proceeding would not reasonably be expected to have a SMB Material Adverse Effect.

(v) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will, with or without notice or the lapse of time or both, result in or give any other Person the right or option to cause or declare: (A) a loss of, or Encumbrance on, any Intellectual Property Right; (B) the release, disclosure or delivery of any source code by any Person; (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property Right; or (iv) a violation of any third party Intellectual Property Rights.

(vi) Except to the extent there would not reasonably be expected to have a SMB Material Adverse Effect, with respect to third party software used in any product of Empagio, SMB or any of their respective Subsidiaries:

(A) the license, sublicense, agreement or permission covering the software is legal, valid, binding, enforceable and in full force and effect;

(B) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable, and in full force and effect following the consummation of the transactions contemplated in this Agreement; and

(C) to the Knowledge of SMB, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder.

(vii) No Intellectual Property Rights of SMB contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Intellectual Property Rights.

(viii) No Intellectual Property Rights of SMB currently contained in a product of Empagio, SMB or any of their respective Subsidiaries contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user's consent.

(t) Brokers and Finders. Except as set forth in Section 3.02(t) of the SMB Disclosure Schedule, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Empagio, SMB or any of their respective Subsidiaries or Affiliates in connection with this Agreement or any of transactions contemplated hereby.

(u) Insurance. Section 3.02(u) of the SMB Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers' compensation, indemnity and other forms of insurance owned, held by or applicable to Empagio, SMB and their respective Subsidiaries and their assets, properties and operations and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid in accordance with the applicable terms, and no notice of cancellation or termination has been received with respect to any such policy. There are no pending or, to the Knowledge of SMB, threatened claims under any insurance policy.

(v) Financial Statements. Empagio and/or SMB has delivered or caused to be delivered to Parent a true and complete copy of consolidated Empagio's, SMB’s and each of their Subsidiaries’ unaudited financial statements for December 31, 2007, consisting of a balance sheet and the related statements of income, cash flows and changes in stockholders’ or members’ equity for the periods then ended (collectively, the “Empagio Financial Statements”). A true and complete copy of the Empagio Financial Statements is attached to Section 3.02(v) of the SMB Disclosure Schedule. The Empagio Financial Statements are in accordance with the books and records of such parties, all of which have been maintained in accordance with good business practice and in the normal and ordinary course of business, were prepared in accordance with GAAP applied on a consistent basis, and present fairly in all material respects the financial position of the relevant party as of the date thereof and the results of operations and cash flows for the periods covered thereby. Since the date of the Empagio Financial Statements, no indebtedness, liabilities or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due) have been incurred by Empagio, SMB or its Subsidiaries except for liabilities and obligations incurred in the ordinary course of business. Section 3.02(v) of the SMB Disclosure Schedule sets forth the revenues generated by each of Empagio, SMB and its Subsidiaries for the period from the date of their formation through December 31, 2007 and the EBITDA for each of Empagio, SMB and its Subsidiaries for such periods.

(w) No Undisclosed Liabilities. None of Empagio, SMB or any of their Subsidiaries has any undisclosed liabilities or obligations of any nature, accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for those that have arisen in the ordinary course of business consistent with past practice, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation except for liabilities or obligations which arose in the ordinary course of business.

(x) No Default. None of Empagio, SMB or any of their respective Subsidiaries is in violation in any material respect of any term of (i) its Certificate of Formation, Operating Agreement, Certificate of Incorporation, Bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to it or any of its properties or assets, except in the case of (ii) or (iii), for violations that have not had and would not be reasonably expected to have, individually or in the aggregate, an SMB Material Adverse Effect or, after Closing, a Parent Material Adverse Effect.

(y) Investment Representations. In the event that Empagio receives any Merger Consideration in connection with this Agreement and the transactions contemplated hereby, Empagio represents and warrants that: it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act; it is acquiring Parent Common Stock for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or any state securities law; it has no current arrangements or understandings for the resale or distribution to others and will only resell such Parent Common Stock or any part thereof pursuant to a registration or an available exemption under applicable Law; it acknowledges that the offer and sale of Parent Common Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and that Parent Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act and state securities laws, that the exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein, that Parent Common Stock is “restricted securities” under applicable U.S. federal and state securities laws and must be held indefinitely and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available; it understands and agrees that certificates representing the Parent Common Stock will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law, or by any agreement between it and Parent:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

(z) No Additional Rights of Third Parties. Except as contemplated in Article II hereof, no Person is entitled to receive any equity interest in Empagio, SMB or any Subsidiary or any cash or other proceeds as a result of or in connection with the consummation of the Merger.

ARTICLE IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01 Conduct of Business.

(a) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of Parent Disclosure Schedule or as consented to in writing (which consent shall not be unreasonably withheld or delayed) in advance by SMB or as otherwise expressly permitted or required under this Agreement, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws except where any violation of applicable Laws would not have a Parent Material Adverse Effect and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially its relationships with customers, vendors and others having material business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of Parent Disclosure Schedule or as otherwise expressly permitted or required under this Agreement, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, without SMB's prior written consent (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of Parent to its stockholders, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities, other than in connection with (1) the forfeiture of Parent Stock Options and restricted stock and (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to Parent Stock Options and restricted stock;

(ii) issue, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options or Parent Warrants, in each case outstanding on the date hereof in accordance with their terms on the date hereof and (B) as required under any Parent Benefit Agreement or Parent Benefit Plan in effect on the date hereof);

(iii) amend Parent Articles or Parent By-laws or other comparable charter or organizational documents of any of Parent 's Subsidiaries, in each case except as may be required by Law or the rules and regulations of the SEC or the Nasdaq;

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any asset or assets that, individually, has a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $500,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of supplies, equipment or other items in the ordinary course of business consistent with past practice;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or other material assets or any interests therein, except for sales of used equipment in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money in excess of $10,000,000 or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another person or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to employees in respect of travel or other customary business expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $500,000;

(viii) enter into, modify, amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) result in a Parent Material Adverse Effect, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(ix) except as required pursuant to existing written agreements or Parent Benefit Plans in effect as of the date hereof and provided or made available to SMB, or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to directors or executive officers of Parent or any of its Subsidiaries except in the ordinary course of business consistent with past practices (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (B) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of Parent or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (C) enter into any employment agreement with any executive officer of Parent or its Subsidiaries (except to the extent necessary to replace a departing employee and except for extension of employment agreements in the ordinary course of business consistent with past practice), or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(x) except as required by GAAP, make any change in accounting methods, principles or practices;

(xi) take any action or omit to take any action that is reasonably likely to result in any of the conditions of the Merger set forth in Article VI not being satisfied; or

(xii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Empagio and SMB. During the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the SMB Disclosure Schedule or as consented to in writing (which consent shall not be unreasonably withheld or delayed) in advance by Parent or as otherwise expressly permitted or required under this Agreement, Empagio and SMB shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, employees and consultants who are integral to the operation of its business and preserve substantially its relationships with customers, vendors and others having material business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the SMB Disclosure Schedule or as otherwise expressly permitted or required under this Agreement, Empagio and SMB shall not, and shall not permit any of their respective Subsidiaries to, without Parent 's prior written consent (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or membership interests, as applicable, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of SMB to its stockholders, (B) split, combine or reclassify any of its capital stock or membership interests, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or membership interests, as applicable, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities, other than in connection with the forfeiture of Empagio Unit Options or SMB Stock Options;

(ii) issue, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or membership interests, as applicable, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, membership interests, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of Empagio Common Units or SMB Common Stock upon the exercise of Empagio Unit Options or SMB Stock Options, respectively, outstanding on the date hereof in accordance with their terms on the date hereof and (B) as required under any SMB Benefit Agreement or SMB Benefit Plan in effect on the date hereof);

(iii) amend the Certificate of Incorporation or By-laws of SMB or other comparable charter or organizational documents of any of its Subsidiaries, in each case except as may be required by Law;

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any asset or assets that, individually, has a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $500,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of supplies, equipment or other items in the ordinary course of business consistent with past practice;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or other material assets or any interests therein, except for sales of used equipment in the ordinary course of business consistent with past practice or modify, amend, terminate or permit the lapse of any material Lease or other material Contract relating to any real property;

(vi) (A) incur any indebtedness for borrowed money in excess of $10,000,000 or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Empagio, SMB or any of their Subsidiaries or guarantee any debt securities of another Person or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to employees in respect of travel or other customary business expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $500,000;

(viii) enter into, modify, amend or terminate any SMB Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) result in an SMB Material Adverse Effect, (B) impair in any material respect the ability of Empagio or SMB to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(ix) enter into any Contract containing any restriction on the ability of Empagio , SMB or any of their Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent, Merger Sub or any of their Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(x) except as required pursuant to existing written agreements or SMB Benefit Plans in effect as of the date hereof and provided or made available to Parent, or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Empagio, SMB or any of their Subsidiaries, (B) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of Empagio, SMB or any of their Subsidiaries, (C) enter into any employment agreement with any executive officer of Empagio, SMB or any of their Subsidiaries, or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(xi) except as required by GAAP, make any change in accounting methods, principles or practices;

(xii) take any action or omit to take any action that is reasonably likely to result in any of the conditions of the Merger set forth in Article VI not being satisfied; or

(xiii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Empagio or SMB, directly or indirectly, the right to control or direct Parent ’s, Merger Sub's or their Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct Empagio’s, SMB's or their Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Empagio, SMB, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 4.02 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated, and except as otherwise provided for in this Agreement, Parent, Empagio and SMB shall not, and none of them shall authorize or permit any of their respective Subsidiaries, directors, officers or employees to, and each of them shall use their reasonable best efforts to cause its investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, "Representatives") retained by it or any of its Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any way with, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Parent determines in good faith (after consultation with outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), Parent may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to its stockholders under applicable Law, and subject to compliance with Section 4.02(b), (i) furnish information with respect to it and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which (A) need not restrict such person from making any unsolicited Takeover Proposal and (B) shall permit Parent to comply with the terms of Section 4.02(c)); provided that all such information has previously been provided to Empagio or SMB, or is provided to Empagio or SMB prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b) Neither the Board of Directors of Parent nor any committee thereof shall (i) (A) withdraw, or publicly propose to withdraw, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Parent may, if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Parent under applicable law, (x) make a Company Adverse Recommendation Change or (y) in response to a Superior Proposal that was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02, cause Parent to terminate this Agreement (and concurrently with such termination enter into an Acquisition Agreement with respect to such Superior Proposal); provided, however, that (1) no Company Adverse Recommendation Change may be made and (2) no such termination of this Agreement by Parent may be made, in each case until after the third business day following SMB's receipt of written notice from Parent advising SMB that the Board of Directors of Parent intends to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to this Section 4.02(b). Such notice from Parent to SMB shall specify the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Parent and a new three business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 4.02(b), the Board of Directors of Parent shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to any such written notice by Parent or otherwise.

(c) In addition to the obligations of Parent set forth in Sections 4.02(a) and (b), Parent shall promptly advise SMB orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. Parent shall (i) keep SMB fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to SMB any written proposals, term sheets, amendments, drafts of agreements and similar written documents exchanged between Parent or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand, as promptly as reasonably practicable after receipt or delivery thereof.

(d) Nothing contained in this Section 4.02 shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Board of Directors of Parent (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law; provided that disclosures under this Section 4.02(d) shall not be a basis, in themselves, for SMB to terminate this Agreement pursuant to Section 7.01.

ARTICLE V.
ADDITIONAL AGREEMENTS

SECTION 5.01 Preparation of the Proxy Statement. As promptly as practicable following the date of this Agreement and receipt of the Financials Audit and other information to be provided by Empagio and/or SMB hereunder, Parent shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall present proposals relating to the Merger, issuance of the Merger Consideration, the Redomestication, approval of the Certificate of Incorporation of Parent following the Redomestication in the Form of Exhibit D hereto, approval of the By-laws of Parent following the Redomestication in the Form of Exhibit E hereto, and any other matters that are appropriate in connection with the transactions contemplated by this Agreement. Parent shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and to cause the Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable following such filing. Empagio and/or SMB shall promptly furnish all information that may be reasonably requested by Parent in connection with any such actions. Parent shall promptly notify SMB upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide SMB with copies of all correspondence between Parent and the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent shall provide SMB an opportunity to review and comment on such document or response and shall include in such document or response all reasonable comments proposed by SMB.

SECTION 5.02 Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, Parent, Empagio and SMB shall (and shall cause their respective Subsidiaries to) afford the other and the other’s Representatives reasonable access, during normal business hours throughout the period prior to the earlier of the Effective Time or the termination of this Agreement, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.02 shall affect or be deemed to modify any representation or warranty made herein. Except for disclosures expressly permitted by the terms of the letter of intent dated January 8, 2008, between Empagio and Parent (the “Letter of Intent”), each of Parent, Empagio and SMB shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the confidentiality provisions of the Letter of Intent.

SECTION 5.03 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of Parent , Merger Sub, Empagio or SMB shall be required to make any payment to any such third parties or concede anything of value to obtain such consents from any such third parties.

SECTION 5.04 Governmental Approvals. Each of the parties will, as promptly as practicable, but in no event later than as required by applicable Law following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated by this Agreement pursuant to any Other Antitrust Laws. Each party will furnish to each other's counsel such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. SMB and Parent will be equally responsible for all filing fees payable in connection with such filings and for the reasonable fees and expenses of any experts retained by the parties. Each of SMB and Parent agrees to instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. The commercially reasonable efforts and cooperation of each party as set forth in Section 5.03 will include causing its counsel (i) to promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, (ii) to communicate with each other regarding the content of any communication with and response to personnel of such Governmental Entity, including the content of any written or oral presentation or submission to any Governmental Entity and (iii) to comply promptly with any inquiries or requests for additional information from any such Governmental Entity, unless otherwise agreed to by the other party, such agreement not to be unreasonably withheld. None of Parent, Empagio, SMB or any of their respective Subsidiaries will independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Empagio and/or SMB and their Subsidiaries, Parent, and in the case of Parent and Merger Sub and its Subsidiaries, SMB, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Parent or SMB, as applicable, will be limited to outside antitrust counsel only). None of Parent, Merger Sub, Empagio or SMB shall take any action that would reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act and regulations or any Other Antitrust Laws. Nothing in this Agreement shall be deemed to require Parent, Empagio or SMB to agree to, or proffer to, (x) divest or hold separate any assets or any portion of any business or modify or accept conditions with respect to any business operations, or (y) divest or hold separate any significant assets or any significant portion of any business of, or modify or accept conditions with respect to any significant portion of its business operations.

SECTION 5.05 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Parent, Empagio and SMB agree that all rights to exculpation and indemnification, to the extent permitted by applicable Law, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers and employees (“Indemnitees”), as the case may be, of Parent or its Subsidiaries as provided in Parent Articles, Parent By-laws or their respective certificates of incorporation or bylaws (or comparable organization documents) shall survive the Merger and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by: (i) the Parent Articles, Parent By-laws or the respective certificates of incorporation or bylaws (or equivalent organizational documents) of any of its Subsidiaries or Affiliates as in effect on the date of this Agreement and as permitted by applicable Law; and (ii) any indemnification agreements of Parent or its Subsidiaries or other applicable contract as in effect on the date of this Agreement provided or made available to Empagio or SMB prior to the date hereof.

(b) Without limiting the provisions of Section 5.05(a), during the period ending on the sixth anniversary of the Effective Time, Parent will, to the full extent permitted by applicable Law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or Affiliates; or (B) the Merger, this Agreement and the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.05(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.05(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent will provide, for a period of not less than six years after the Effective Time, (i) the Indemnitees who are insured under Parent ’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable in any material respect in the aggregate than the existing policy of Parent or, if substantially equivalent insurance coverage is unavailable, the best available coverage, or (ii) a non-cancellable "tail" coverage insurance policy under Parent ’s current directors’ and officers’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof) with respect to matters existing or occurring at or prior to the Effective Time.

(d) The Indemnitees to whom this Section 5.05 applies shall be third party beneficiaries of this Section 5.05. The provisions of this Section 5.05 are intended to be for the benefit of each Indemnitee and his or her heirs and representatives.

(e) Notwithstanding anything contained in Section 9.05 hereof to the contrary, this Section 5.05 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Empagio, SMB and Parent, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Section 5.05.

SECTION 5.06 Fees and Expenses. Except as otherwise provided in Sections 5.04 and Section 7.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, including fees owing to brokers, finders and financial advisers, shall be paid by the party incurring such expense. All expenses incurred in connection with the printing and mailing of the Proxy Statement shall be paid by Parent.

SECTION 5.07 Public Announcements. Parent, Empagio and SMB shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 5.08 Listing. Parent shall use its commercially reasonable efforts to cause Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, as promptly as practicable, and in any event prior to the Effective Time.

SECTION 5.09 Audited Financial Statements. SMB shall use its commercially reasonable efforts to deliver to Parent on or prior to May 30, 2008 SMB’s consolidated and consolidating financial statements and the financial statements for all predecessor entities for the periods required by the Exchange Act and prepared in accordance with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in a form and of substance reasonably acceptable to Parent, audited by McGladrey & Pullen, LLP (the "Financials Audit").

SECTION 5.10 Anti-takeover Statutes. If any applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Laws and regulations of any state (collectively, "Takeover Statutes") is or may become applicable to the Merger, Parent, Merger Sub, Empagio and SMB shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

SECTION 5.11 Tax-Free Reorganization Treatment. Parent, Merger Sub, Empagio and SMB intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cause the Merger to so qualify. None of Parent, Merger Sub, Empagio or SMB shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.12 Working Capital Calculation. Within 15 days prior to the contemplated Closing Date as agreed to by Parent and SMB, Parent shall prepare and deliver to McGladrey & Pullen, LLP a working capital statement (the “Working Capital Report”) setting forth the current assets and current liabilities of Parent as of the previous business day and a calculation of the Parent Working Capital. Not later than the next business day following delivery of the Working Capital Report to McGladrey & Pullen, LLP, McGladrey & Pullen, LLP shall deliver to Parent and SMB, via facsimile in accordance with Section 9.01 hereunder, written notice (the “Working Capital Notice”) setting forth the Parent Working Capital. The findings of McGladrey & Pullen, LLP contained in the Working Capital Notice shall be final and binding on Parent and SMB. The costs and expenses associated with McGladrey & Pullen, LLP’s review of the Working Capital Report shall be paid by Parent.

SECTION 5.13 Securities Conversion. Empagio and/or SMB shall cause all Empagio Unit Options, Empagio Warrants, SMB Stock Otions, SMB Warrants and other notes and securities convertible into equity in Empagio or SMB to be terminated or converted into SMB Common Stock prior to Closing.

ARTICLE VI.
CONDITIONS PRECEDENT

SECTION 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by all parties on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and any Other Antitrust Laws shall have been terminated or shall have expired, and none of the FTC, DOJ or any other Governmental Entity shall have taken action that has not been dismissed or otherwise disposed of to delay, prohibit or otherwise restrain the transactions contemplated by this Agreement.

(c) Listing. Parent Common Stock issuable to Empagio or its members pursuant to this Agreement shall have been authorized or conditionally approved for listing with the Nasdaq and Parent’s listing with the Nasdaq shall not have been terminated.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or under any Law or legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Parent Material Adverse Effect or SMB Material Adverse Effect (provided that the enforcement of the condition set forth in this Section 6.01(d) by SMB with respect to any Restraint shall be subject to SMB's prior satisfaction of its obligations pursuant to Section 5.03 to the extent applicable to such Restraint).

SECTION 6.02 Conditions to Obligations of Empagio and SMB. The obligations of Empagio and SMB to effect the Merger are further subject to the satisfaction or waiver by SMB on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. SMB shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent and Merger Sub to such effect.

(b) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(c) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, except where any such failure, individually and in the aggregate, would not have a Parent Material Adverse Effect, and SMB shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent and Merger Sub to such effect.

(d) Certificate of Conversion. Parent shall have filed with the office of the Secretary of State of Delaware a certificate of conversion and all such other documents as may be required under the DGCL, together with all such documents that may be required under Canadian Law, pursuant to which Parent converts from a Canadian corporation to a Delaware corporation, and such filings shall have become effective.

(e) Board Composition. Effective at the Effective Time, the Board of Directors of Parent shall be as set forth in Section 6.02(e) of the Parent Disclosure Schedule.

(f) Consents. Parent shall have obtained each of the consents set forth in Section 6.02(f) of Parent Disclosure Schedule.

(g) Registration Rights Agreement. Parent shall have executed and delivered to Empagio or SMB a Registration Rights Agreement in the form of Exhibit B hereto.

(h) Escrow Agreement. Each of Parent and Merger Sub shall have executed and delivered the Escrow Agreement.

(i) Agreement with Special Warrant Holders. Each of Parent and the holders of Special Warrants in Parent shall have entered into an agreement to amend such Special Warrants on the terms substantially set forth in Section 6.02(i) of the Parent Disclosure Schedule.

(j) Positive Working Capital. McGladrey & Pullen, LLP shall have delivered to Parent and SMB pursuant to Section 5.12 a Working Capital Notice setting forth that the Parent Working Capital is a positive number.

(k) Mullarkey Release of Rights. Michael Mullarkey shall have agreed to release any rights he may have to receive proceeds from the sale or other disposition of any assets of Parent.

(l) Nasdaq Application. If Parent is required to apply for initial listing on the Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 4340 in connection with the Merger, Nasdaq shall have approved the initial listing.

SECTION 6.03 Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Empagio and SMB contained in this Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Empagio and SMB contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have an SMB Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Empagio and SMB by the Chief Executive Officer of Empagio and SMB to such effect.

(b) No SMB Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any SMB Material Adverse Effect.

(c) Performance of Obligations of Empagio and SMB. Empagio and SMB shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, except where any such failure, individually and in the aggregate, would not have a Parent Material Adverse Effect, and Parent shall have received a certificate signed on behalf of Empagio and SMB by the Chief Executive Officer of Empagio and SMB to such effect.

(d) Lock-Up Agreement. Seth Bernstein and Chatham Credit Management III, LLC shall have executed and delivered to Parent a Lock-up Agreement in the form of Exhibit C hereto.

(e) Certificates. Empagio or, in the event of a dissolution of Empagio prior to Closing, its members shall have delivered the Certificates pursuant to Section 2.02(a).

(f) Escrow Agreement; Stock Powers. Empagio or, in the event of a dissolution of Empagio prior to Closing, each Person that is to receive Merger Consideration shall have executed and delivered the Escrow Agreement and a duly executed stock power with respect to each certificate to be held pursuant to the terms of the Escrow Agreement in a form acceptable to Parent.

(g) Investor Representations. In the event that Empagio is dissolved prior to Closing, each Person that is to receive Merger Consideration shall have executed and delivered an investors representation letter in form and substance acceptable to Parent.

(h) Investor Rights Agreement. The Investor Rights Agreement dated May 14, 2007, among Empagio, Seth Bernstein, Robert Purciful and Chatham Credit Management III, LLC, as amended, shall have been terminated prior to the Closing.

SECTION 6.04 Frustration of Closing Conditions. None of Parent , Merger Sub, Empagio or SMB may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and SMB;

(b) by either Parent or SMB:

(i) if the Merger shall not have been consummated on or before September 30, 2008; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party that has breached in any material respect its obligations under this Agreement that shall have proximately caused or resulted in the failure of a condition to the consummation of the Merger; or

(ii) immediately if any of the conditions set forth in Section 6.01(a), (b) or (d)(i) shall become incapable of being satisfied;

(iii) if any of the conditions set forth in Section 6.01(c) or (d)(ii) shall become incapable of being satisfied with commercially reasonable efforts and shall not have been waived by September 30, 2008;

(iv) if the Stockholder Approval shall not have been obtained at the Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by SMB if any of the conditions set forth in Section 6.02 shall become incapable of being satisfied with commercially reasonable efforts and shall not have been waived by September 30, 2008;

(d) by Parent if any of the conditions set forth in Section 6.03 shall become incapable of being satisfied with commercially reasonable efforts and shall not have been waived by September 30, 2008;

(e) by Parent or SMB if Parent accepts a Superior Proposal; or

(f) by Parent if the Financials Audit has not been completed and delivered to Parent on or prior to May 30, 2008.

SECTION 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either Empagio or SMB, on the one hand, or Parent, on the other hand, as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Empagio or SMB, except for the agreements set forth in the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(d) or (f), then Empagio and SMB shall jointly and severally pay Parent within five business days of the date of termination a termination fee of $5,000,000 by wire transfer of immediately available funds to an account designated by Parent.

(c) In the event that this Agreement is terminated by SMB pursuant to Section 7.01(c) or (e) (other than due to Parent’s failure to satisfy the conditions set forth in Section 6.02(d) as a result of Parent’s failure to obtain the Stockholder Approval, Section 6.02(j) or 6.02(l) or perform the covenant contained in Section 5.08), then Parent shall pay SMB within five business days of the date of termination pursuant to Section 7.01(c) or the consummation of the transaction contemplated by the Superior Proposal a termination fee of $3,000,000 by wire transfer of immediately available funds to an account designated by SMB.

(d) SMB and Parent agree that the agreements contained in Sections 7.02(b), (c) and (d) are integral parts of the transactions contemplated by this Agreement, and that the payments provided for therein do not constitute a penalty. If either party fails to promptly pay the amounts due under such Sections, the other party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the party to which payment is owing in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts.

SECTION 7.03 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 9.02 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 8.01 Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements of Parent and Merger Sub or Empagio and SMB contained in this Agreement or in any Exhibit, Schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

ARTICLE IX.
GENERAL PROVISIONS

SECTION 9.01 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Empagio or SMB, to	Empagio Acquisition LLC 225 East Robinson Street Suite 240 Orlando, Florida 32801 Facsimile: (407) 488-1505 Attention: Chief Executive Officer

with a copy to:	Rogin Nassau LLC 185 Asylum Street Hartford, CT 06103-3460 Facimile: (860) 278-2179 Attention: Steven D. Bartelstone, Esq.

if to Parent or Merger Sub, to:	Workstream Inc. 2600 Lake Lucien Drive Suite 410 Maitland, Florida 32751 Facsimile: (847) 574-5912 Attention: Chief Executive Officer

with a copy to:	Cozen O’Connor 1900 Market Street Philadelphia, Pennsylvania 19103 Facsimile: (215) 665-2013 Attention: Michael J. Heller, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier if sent by an overnight courier.

SECTION 9.02 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.03 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include Parent Disclosure Schedule and the SMB Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. In this Agreement, all references to "dollars" or "$" are to United States dollars.

SECTION 9.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement and Section 6 of the Letter of Intent constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Letter of Intent. Except as provided in Section 5.05, this Agreement is not intended to and does not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

SECTION 9.06 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 9.08 Dissolution of Empagio. In the event Empagio is dissolved prior to the Closing, any action required to be taken by Empagio in connection with this Agreement, including the giving of any consent, the granting of any waiver or the amending of any term hereof, shall instead be taken by SMB. For the avoidance of doubt, it shall not be a breach of this Agreement for Empagio not to perform any covenant hereunder after its dissolution.

SECTION 9.09 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 9.10 Definitions. For purposes of this Agreement:

(a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;

(b) "Contract" means any binding contract, agreement, arrangement or understanding, written, oral or implied, to which any of the parties hereto is a party or by which it or any of its assets are bound or affected, together with all modifications and amendments thereto.

(c) "EBITDA" means net income in accordance with GAAP plus, to the extent deducted: interest expense (which shall include fair value warrant adjustments), taxes, depreciation and amortization, less interest income.

(d) "Empagio Unit Options" means options or similar rights to purchase Empagio Common Units or Empagio Preferred Units from Empagio.

(e) "Empagio Warrants" means any warrants or similar rights to purchase Empagio Common Units or Empagio Preferred Units from Empagio.

(f) "Environmental Laws" means any applicable Law (including common Law) or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the Closing Date.

(g) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls.

(h) "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

(i) "Law" federal, state, local or foreign (including Canadian provincial) law, statute, ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, judicial or administrative doctrine, agency requirement, license or permit of any Governmental Entity.

(j) "Other Antitrust Laws" mean the antitrust and competition Laws of all jurisdictions other than those of the United States, and any other similar applicable Law.

(k) "Parent Articles" means the Articles of Incorporation, as amended, of Parent in effect as of the date hereof.

(l) "Parent Benefit Agreement" means (i) any employment, deferred compensation, consulting, severance, change of control, termination, indemnification, employee benefit, loan, stock repurchase or similar Contract between Parent or any of its Subsidiaries, on the one hand, and any Parent Participant, on the other hand, or (ii) any Contract between Parent or any of its Subsidiaries, on the one hand, and any Parent Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent of a nature contemplated by this Agreement.

(m) "Parent By-laws" means the By-laws, as amended, of Parent in effect as of the date hereof.

(n) "Parent Material Adverse Change" or "Parent Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) has a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) that prevents or materially impairs Parent’s ability to consummate the Merger on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from (A) the announcement or pendency of this Agreement, the transactions contemplated hereby or any action of any party to this Agreement or any of its Subsidiaries required to be taken by it under this Agreement, (B) changes or events after the date of this Agreement in general economic, business or financial conditions or financial markets or credit markets generally, (C) a decrease in the trading or market prices of the Parent Common Stock, (D) the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or Canada or (E) the occurrence or effects of any event or circumstances set forth in Section 9.10(n) of the Parent Disclosure Schedule.

(o) "Parent Stock Options" means options or similar rights to purchase shares of Parent Common Stock from Parent.

(p) "Parent Warrants" means warrants or similar rights to purchase shares of Parent Common Stock from Parent.

(q) "Parent Working Capital" means the current assets of Parent less the current liabilities of Parent; provided that, for purposes of this Agreement, current liabilities shall exclude all long-term debt (except the current portion thereof), liabilities or other obligations in connection with the Parent Special Warrants, costs incurred by Parent in connection with the transactions contemplated by this Agreement and other obligations that accelerate or become due as a result of the consummation of the transactions contemplated by this Agreement. For purposes of calculating Parent Working Capital under this definition, the fair market value of deferred revenues shall be deemed to equal 30% of its stated value.

(r) "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's, maritime or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by any party hereto or any of its Subsidiaries and for which the relevant party has established adequate reserves in accordance with GAAP, (ii) Liens for taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) easements, covenants, rights-of-way and other encumbrances or restrictions of record that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate, (iv) zoning, building and other similar codes and regulations, and (v) Liens (other than Liens that secure indebtedness) that, individually or in the aggregate, do not materially interfere with, and would not reasonably be expected to materially interfere with, the ability of any party hereto or any of its Subsidiaries to conduct their respective businesses as currently conducted.

(s) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(t) "SMB Benefit Agreement" means (i) any employment, deferred compensation, consulting, severance, change of control, termination, indemnification, employee benefit, loan, stock repurchase or similar Contract between Empagio, SMB or any of their Subsidiaries, on the one hand, and any SMB Participant, on the other hand, or (ii) any Contract between Empagio, SMB or any of their Subsidiaries, on the one hand, and any SMB Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Empagio or SMB of a nature contemplated by this Agreement.

(u) "SMB EBITDA" means EBITDA for the 12-month period following Closing, plus: non-cash stock-based expense, deferred revenue fair value adjustments, acquisition-related expenses and non-cash asset impairment charges.

(v) "SMB Material Adverse Change" or "SMB Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) has a material adverse effect on the business, results of operations or financial condition of SMB and its Subsidiaries taken as a whole or (ii) that prevents or materially impairs SMB’s ability to consummate the Merger on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from (A) the announcement or pendency of this Agreement, the transactions contemplated hereby or any action of any party to this Agreement or any of its Subsidiaries required to be taken by it under this Agreement, (B) changes or events after the date of this Agreement in general economic, business or financial conditions or financial markets or credit markets generally, (C) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or (D) or the occurrence or effects of any event or circumstances set forth in Section 9.10(v) of the SMB Disclosure Schedule.

(w) "SMB Stock Options" means options or similar rights to purchase shares of SMB Common Stock from SMB.

(x) "SMB Warrants" means warrants or similar rights to purchase shares of SMB Common Stock from SMB.

(y) "Stockholder Approval" means a resolution passed by a majority of not less than two-thirds of the votes cast by the holders of all outstanding shares of Parent Common Stock at the Stockholders' Meeting or any adjournment or postponement thereof to adopt this Agreement, the Merger, the issuance of the Merger Consideration and the Redomestication.

(z) "Subsidiary" of any Person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(aa) "Superior Proposal" means any bona fide Takeover Proposal that if consummated would result in a transaction that the Board of Directors of Parent has determined in its good faith judgment is: (i) more favorable to the stockholders of Parent from a financial point of view than the Merger and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(bb) "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of SMB or Parent, as the case may be, and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of SMB or Parent, as the case may be, or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of SMB or Parent, as the case may be, or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving SMB or Parent, as the case may be, or any of its Subsidiaries pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of SMB or Parent, as the case may be, or any of its Subsidiaries or of any resulting parent company of SMB or Parent, as the case may be, other than the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

WORKSTREAM INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chairman

WORKSTREAM MERGER SUB INC.

By:	/s/ Michael Mullarkey
Name: Michael Mullarkey
Title: Chairman

EMPAGIO ACQUISITION LLC

By:	/s/ Seth Bernstein
Name: Seth Bernstein
Title: CEO

SMB CAPITAL CORPORATION

By:	/s/ Seth Bernstein
Name: Seth Bernstein
Title: CEO

EXHIBIT A

FORM ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Agreement") is made and entered into this ____ day of __________, 2008, by and among ________________________ (the "Escrow Agent"), WORKSTREAM INC., a Delaware corporation ("Parent"), WORKSTREAM MERGER SUB INC., a Delaware corporation ("Merger Sub"), and [INSERT NAMES OF PARTIES RECEIVING MERGER CONSIDERATION] (collectively, the "New Stockholders").

BACKGROUND

WHEREAS, Parent and Merger Sub are parties to that certain Merger Agreement dated February ___, 2008 (the "Merger Agreement") with Empagio Acquisition LLC and SMB Capital Corporation ("SMB") pursuant to which, among other things, SMB agreed to merge with and into Merger Sub, with Merger Sub being the surviving corporation in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein but not defined herein shall have the meaning given such terms in the Merger Agreement;

WHEREAS, in connection with the consummation of the Merger, the Merger Agreement contemplates that 67,410,986 shares of the Merger Consideration is to be placed in Escrow pending determination of the SMB EBITDA; and

WHEREAS, the Escrow Agent has agreed to serve as escrow agent pursuant to the terms of this Agreement to facilitate, solely in a ministerial capacity, the disbursement of the Escrow Shares.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. Appointment of and Acceptance by Escrow Agent. The Escrow Agent is hereby appointed to serve as escrow agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent solely in accordance with the terms of this Agreement.

2. Escrow of Shares.

(a) Receipt of Escrow Shares. Concurrently with the Closing of the Merger Agreement, and pursuant to Section 2.02(a) of the Merger Agreement, Parent will deliver to the Escrow Agent a certificate in the name of each New Stockholder and in the respective amounts set forth on Exhibit A hereto (collectively, the “Certificates”) evidencing a total of 67,410,986 shares of Parent Common Stock and representing a portion of the Merger Consideration otherwise payable to the New Stockholders under the Merger Agreement. Also concurrently with the Closing of the Merger Agreement, and pursuant to Section 6.03(f) of the Merger Agreement, each New Stockholder will deliver to the Escrow Agent a stock power executed in blank (each, a “Stock Power”). The Escrow Agent will acknowledge receipt of the Certificates and Stock Powers and will hold such Certificates with Stock Powers in safe keeping pursuant to the terms of this Agreement. The period of time during which the Escrow Shares are held in escrow pursuant to the terms of this Agreement shall be referred to as the “Escrow Period.”

(b) Terms of Escrow; Release of Security Escrow Fund.

(i) Events of Disbursement. The Escrow Agent shall hold the Escrow Shares in escrow and shall not make any disbursements in respect thereof except in accordance with the following terms:

(A)  Within five calendar days following receipt of the EBITDA Calculation pursuant to Section 2.03(b) of the Merger Agreement, the Escrow Agent shall disburse the Escrow Shares in accordance with Exhibit B hereto based on the SMB EBITDA contained in the EBITDA Calculation. If all of the Escrow Shares are to be disbursed to the New Stockholders, then the Escrow Agent shall deliver to each New Stockholder the Certificate and Stock Power of such New Stockholder being held in escrow. If all of the Escrow Shares are to be disbursed to Parent, then the Escrow Agent shall deliver all of the Certificates and Stock Powers to Parent. In the event that the number of shares of Parent Common Stock evidenced by each Certificate is greater than the number of shares of Parent Common Stock to be disbursed to Parent as set forth on Exhibit B, then the Escrow Agent shall deliver to Parent’s transfer agent each Certificate and Stock Power, with the name of Parent filled in as transferee and the appropriate number of shares of Parent Common Stock to which Parent is entitled as set forth on Exhibit B filled in, together with written instruction requesting Parent’s transfer agent to issue to each New Stockholder a new stock certificate evidencing such number of Escrow Shares to which it is entitled as set forth on Exhibit B and to Parent a new stock certificate evidencing such aggregate number of Escrow Shares to which it is entitled as set forth on Exhibit B. In the event that the number of Escrow Shares are not sufficient to satisfy the obligations of the New Stockholders as set forth in the EBITDA Calculation and on Exhibit B, the Escrow Agent shall deliver written notice (a “Request Notice”) to each New Stockholder within two business days following receipt of the EBITDA Calculation requesting that such New Stockholder deliver to the Escrow Agent any and all other certificates evidencing Parent Common Stock delivered to such New Stockholder in connection with the Closing as part of the Merger Consideration (each, an “Additional Certificate”). Within two business days following receipt of a Request Notice, each New Stockholder shall deliver to the Escrow Agent such Additional Certificates, together with a stock power executed in blank (an “Additional Stock Power”). Promptly following receipt of such Additional Certificates and Additional Stock Powers, the Escrow Agent shall deliver to Parent’s transfer agent each Additional Certificate and Additional Stock Power, with the name of Parent filled in as transferee and the appropriate number of shares of Parent Common Stock to which Parent is entitled as set forth on Exhibit B filled in, together with written instruction requesting Parent’s transfer agent to issue to each New Stockholder a new stock certificate evidencing such number of shares of Parent Common Stock, if any, to which it is entitled as set forth on Exhibit B and to Parent a new stock certificate evidencing such aggregate number of shares of Parent Common Stock to which it is entitled as set forth on Exhibit B. Any distribution of Escrow Shares hereunder and/or any additional shares of Parent Common Stock delivered pursuant to a Request Notice shall be pro rata based on the ownership reflected on Exhibit A.

(B)  Any Escrow Shares that remain held by the Escrow Agent following a disbursement pursuant to Section 2(b)(i)(A) shall be disbursed to the New Stockholder in whose name the Certificate is registered.

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(ii) Termination of Escrow. Upon disbursement of the Escrow Shares, the Escrow Agent shall have no further obligations or responsibilities with respect to the Escrow Shares so disbursed.

3. Rights of New Stockholders in Escrow Shares.

(a)  Voting Rights as a Stockholder. Except as otherwise provided herein, the New Stockholders shall retain all of their rights as stockholders of Workstream during the Escrow Period, including, without limitation, the right to vote their respective Escrow Shares, as set forth on Exhibit A hereto.

(b)  Dividends and Other Distributions in Respect of Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the New Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to be held in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include any Non-Cash Dividends distributed thereon.

(c)  Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by virtue of the laws of descent and distribution upon death of any New Stockholder, (ii) pursuant to a qualified domestic relations order, or (iii) pursuant to a transfer of record ownership whereby there is no change in beneficial ownership; provided, however, that such permitted transfers may be made and given effect only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the New Stockholders shall not pledge or grant a security interest in any of the Escrow Shares or grant a security interest in their rights under this Agreement.

4. The Escrow Agent. To induce the Escrow Agent to act as escrow agent hereunder, the parties hereto covenant to and agree with each other and with the Escrow Agent as follows:

(a) Amendments and Modifications. The Escrow Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Escrow Agreement, unless the same shall have been agreed to in writing by the Escrow Agent.

(b) Reliance Upon Instruments. The Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance upon, any certificates, instructions or directions furnished to the Escrow Agent in writing under this Escrow Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any certificate, letter, instruction or other document or instrument delivered to the Escrow Agent hereunder and believed by the Escrow Agent to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, the propriety or validity thereof, or the authority or authorization of the party or parties making and/or delivering the same to do so. Without limiting the foregoing, the Escrow Agent shall have no liability or responsibility concerning the determination of the amount to be disbursed or the purposes or basis of such disbursement as it pertains to any one of the disbursement events described in Section 2 hereof.

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(c) Obligations Solely Arising under Agreement. This Escrow Agreement sets forth exclusively the duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as escrow agent hereunder. The Escrow Agent is acting only as a stakeholder with respect to the Escrow Shares. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the parties hereto which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

(d) Indemnification. Parent and each New Stockholder shall jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the fees and expenses of legal counsel) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent's execution and performance of this Escrow Agreement, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Escrow Agent, except to the extent that such Losses are significantly caused by the gross negligence or willful misconduct of the Escrow Agent, or (b) its following any instructions or other directions hereunder except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The obligations contained in this Section 4(d) shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

(e) Payment of Fees and Expenses. The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(f) Resignation of Escrow Agent. Upon not less than twenty (20) calendar days’ written notice to Buyer and Seller of its intention to resign under this Escrow Agreement, the Escrow Agent may resign as escrow agent hereunder and shall thereafter be discharged of all duties and obligations hereunder. Such resignation shall take effect upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent (which successor may be selected by the Escrow Agent with the approval of Parent, which approval shall not be unreasonably withheld, and shall have all other rights of and be deemed to be the Escrow Agent hereunder for all purposes hereof) and upon delivery by the Escrow Agent to such successor of the Escrow Shares. If a successor escrow agent is not appointed within twenty (20) calendar days of the Escrow Agent’s resignation, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent. The Escrow Agent’s sole responsibility after such twenty (20) day notice period expires shall be to hold the Escrow Shares in safe keeping and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate.

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(g) Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time jointly by the other parties hereto; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 4(f).

(h) Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested; by an overnight express courier service that provides written confirmation of delivery; or by facsimile with confirmation, addressed as follows:

If to Escrow Agent:	_________________________ _________________________ _________________________ _________________________ Attention: ___________________ Phone: ________________ Fax: _______________

If to [List New Stockholders]:	_________________________ _________________________ _________________________ _________________________ Attention: ___________________ Phone: ________________ Fax: _______________

With a copy to:	_________________________ _________________________ _________________________ _________________________ Attention: ___________________ Phone: ________________ Fax: _______________

If to Parent or SMB:	_________________________ _________________________ _________________________ _________________________ Attention: ___________________ Phone: ________________ Fax: _______________

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With a copy to:	_________________________ _________________________ _________________________ _________________________ Attention: ___________________ Phone: ________________ Fax: _______________

Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice so given shall be deemed to be delivered on the second business day after the same is deposited in the United States mail, on the next business day if sent by overnight courier, or on the same business day if sent by facsimile before 5:00 p.m. Eastern time, or the next day, if sent by facsimile after 5:00 p.m. Eastern time. In the event that the Escrow Agent, in its sole and reasonable discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

(b) Deliveries. All deliveries of Certificates, Additional Certificates, Stock Powers or Additional Stock Powers hereunder shall be sent by an overnight express courier service that provides written confirmation of delivery to the addresses set forth in Section 5(a) above. Any such delivery shall be deemed to be delivered on the next business day.

(c) Assignment. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties. This Agreement may be assigned only (i) by the Escrow Agent to a successor as provided herein or (ii) with the consent of all of the parties hereto.

(d) Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and may not be amended except by a writing signed on behalf of each party hereto.

(e) Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to principles of conflict of laws.

(f) Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

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(g) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

WORKSTREAM INC.

By:
Name:
Title:

WORKSTREAM MERGER SUB INC.

By:
Name:
Title:

[INCLUDE NEW STOCKHOLDERS]

[ESCROW AGENT]

By:
Name:
Title:

EXHIBT A

EXHIBT B

EXHIBIT B

FORM REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 7, 2008, is by and among Workstream Inc., a Canadian corporation (the “Company”), Seth Bernstein (“Bernstein”) and [Chatham] (“Chatham”).

RECITALS

A. The Company has entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) with Workstream Merger Sub Inc., a Delaware corporation (the “Merger Sub”), Empagio Acquisition LLC, a Delaware limited liability company (“Empagio”), and SMB Capital Corporation, a Delaware corporation and wholly-owned subsidiary of Empagio (“SMB”), pursuant to which SMB will merge with and into Merger Sub (the “Merger”).

B. Empagio owns 100% of SMB and Bernstein and Chatham are the two primary owners of Empagio.

C. It is anticipated that Empagio will be liquidated and dissolved prior to the closing of the Merger (the “Closing”) and that Emagio’s shares of SMB shall be distributed to Empagio’s owners.

D. Pursuant to Section 6.02 of the Merger Agreement, it is a condition precedent to the obligations of Empagio and SMB that the Company execute and deliver this Registration Rights Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

1.	Definitions.

“Affiliate” of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with such Person.

“Agreement” shall have the meaning ascribed to it in the preamble to this Agreement.

"Claims" shall mean losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened).

“Closing” shall have the meaning ascribed to it in the recitals hereof.

“Common stock” means the common shares, no par value, of the Company.

“Company” shall have the meaning ascribed to it in the preamble to this Agreement.

“Demand Registration” shall have the meaning ascribed to it in Section 2.2 hereof.

“Effective Date” shall have the meaning ascribed to it in Section 6.1(a) hereof.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Merger” shall have the meaning ascribed to it in the recitals hereof.

“Merger Agreement” shall have the meaning ascribed to it in the recitals hereof.

“NASD” shall mean the National Association Of Securities Dealers, Inc.

“NASDAQ” shall mean the NASDAQ Stock Market, Inc.

“Options” shall mean options to purchase shares of Common Stock from the Company.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Piggyback Notice” shall have the meaning ascribed to it in Section 2.1 hereof.

“Piggyback Registration” shall have the meaning ascribed to it in Section 2.1 hereof.

“Registrable Securities” shall mean the shares of Common Stock issued or issuable to Chatham and Bernstein in connection with the Merger, including any shares of Common Stock issuable upon the exercise of any warrant or option issued to Chatham or Bernstein in connection with the Merger; provided, however, as to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, or (iv) such securities shall have ceased to be outstanding (and, in the case of shares of Common Stock underlying options, such shares of Common Stock shall have ceased to be outstanding after issuance pursuant to the exercise of such options).

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance with Section 2 of this Agreement, including without limitation, (i) all SEC, stock exchange and NASDAQ and NASD registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one counsel retained by the Shareholders (such counsel to be selected by Bernstein) as a group in connection with each such registration, (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of the NASD, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and (viii) Securities Acts liability insurance (if the Company elects to obtain such insurance).

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“Rule 144” shall mean Rule 144 under the Securities Act.

“SEC” shall mean the U.S. Securities and Exchange commission.

“Section 2 Sale Number” shall have the meaning ascribed to it in Section 2.2 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” and “Shareholders” shall mean Bernstein, Chatham and their permitted Transferees.

“Transfer” shall mean to sell, assign, pledge or encumber or otherwise transfer or convey, directly or indirectly, whether or not for consideration.

“Transferee” shall mean any Person to whom a Transfer is made, regardless of the method of Transfer.

“Violation” shall have the meaning ascribed to it in Section 2.7(a) hereof.

2.	Piggyback And Demand Registrations.

2.1. Piggyback Registrations. If at any time after the 16-month anniversary of the Closing, the Company proposes to register for sale by the Company under the Securities Act any of its equity securities (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), or any shares pursuant to a Demand Registration under Section 2.2, in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, the Company will each such time promptly give written notice to all Shareholders who beneficially own any Registrable Securities of its intention to do so, of the registration form of the SEC that has been selected by the Company and of such holders’ rights under this Section 2 (the “Piggyback Notice”). The Company will use its commercially reasonable efforts to include, and to cause the underwriter or underwriters to include, if underwriters are involved, in the proposed offering, on the same terms and conditions as the securities of the Company or other Shareholders included in such offering, all Registrable Securities that the Company has been requested in writing, within fifteen (15) calendar days after the Piggyback Notice is given, to register by the holders thereof (each such registration pursuant to this Section 2.1, a “Piggyback Registration”); provided, however, that (i) if, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities (or, in the case of a Demand Registration, where Bernstein so determines), the Company may, at its election (or, in the case of a Demand Registration, where Bernstein so determines, the Company shall), give written notice of such determination to all Shareholders who beneficially own any Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, and (ii) in case of a determination by the Company to delay registration of its equity securities (or, in the case of a Demand Registration, if Bernstein so determines), the Company shall be permitted to (or, in the case of a Demand Registration where Bernstein, so determines, the Company shall) delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities (provided that clauses (i) and (ii) shall not relieve the Company of its obligations under Section 2.2). In the case of any registration of Registrable Securities in an underwritten offering pursuant to this Section 2.1, all Shareholders proposing to distribute their securities pursuant to this Section 2.1 shall, at the request of the Company (or, in the case of a Demand Registration, at the request of Bernstein), enter into an agreement in customary form with the underwriter or underwriters. Notwithstanding the foregoing, the Company shall not be obligated to effect registration of Registrable Securities for which Piggyback Registration is requested by a Shareholder if, at the time of such request, all such Registrable Securities are eligible for sale to the public by the requesting Shareholder without registration under Rule 144 under the Securities Act, with such sale not being limited by either the timing or volume restrictions thereunder.

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2.2. Demand Registrations. At any time after the 16-month anniversary of the Closing, Bernstein may request that the Company register the resale of his Registrable Securities, and, upon receipt of such request by the Company, the Company shall use its commercially reasonable efforts to promptly register under the Securities Act any reasonable portion of Registrable Securities held by Bernstein (including, at the election of Bernstein, in an underwritten offering) and bear all expenses in connection with such offering in a manner consistent with Section 2.3 below and shall enter into such other agreements in furtherance thereof (each such registration pursuant to this Section 2.2, a “Demand Registration”), and the Company shall provide customary indemnifications in such instances (in a manner consistent with the indemnification provisions of this Section 3) to Bernstein and any such underwriters. Bernstein shall have the right to initiate up to two (2) Demand Registrations pursuant to this Section 2.2. A registration shall not count as a Demand Registration unless and until the registration statement relating thereto has been declared effective by the SEC and not withdrawn; provided that a registration statement relating to a Demand Registration that is withdrawn at the request of Bernstein shall count as a Demand Registration. If any Demand Registration requested by Bernstein is in the form of an underwritten offering, Bernstein shall designate the underwriter or underwriters to be utilized in connection such offering. Notwithstanding the foregoing, the Company shall not be obligated to effect a Demand Registration if, at the time of such request, all such Registrable Securities are eligible for sale to the public by Bernstein without registration under Rule 144 under the Securities Act, with such sale not being limited by either the timing or volume restrictions thereunder.

2.3. Expenses. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2; provided, however, that each Shareholder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Shareholder’s Registrable Securities pursuant to a registration statement effected pursuant to this Section 2.

2.4. Priority in Piggyback and Demand Registrations. If the managing underwriter for a registration pursuant to this Section 2 shall advise the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number (the “Section 2 Sale Number”) that can be sold in an orderly manner in such offering within a price range acceptable to the Company (or, in the case of a Demand Registration, to Bernstein), the Company shall include in such offering (i) first, all the securities the Company proposes to register for its own sale (or, in the case of a Demand Registration, that Bernstein proposes to register), and (ii) second, to the extent that the securities the Company proposes to register are less than the Section 2 Sale Number, all Registrable Securities requested to be included by all Shareholders; provided, however, that if the number of such Registrable Securities exceeds (x) the Section 2 Sale Number less (y) the number of securities included pursuant to clause (i) hereof, then the number of such Registrable Securities included in such registration shall be allocated pro rata among all requesting Shareholders, on the basis of the relative number of shares of such Registrable Securities each such Shareholder then holds. If there is any reduction or exclusion of Registrable Securities held by Bernstein pursuant to this Section 2.4 in connection with a Demand Registration, such registration shall not be deemed to be a Demand Registration for purposes of determining the maximum number of Demand Registrations the Company is obligated to effect pursuant to Section 2.2 hereof.

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2.5. Underwriting Requirements. In connection with any offering involving any underwriting of securities in a Piggyback Registration, the Company shall not be required to include any Shareholder’s Registrable Securities in such underwriting unless such Shareholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters as to the quantity, and terms and conditions of inclusion of, such securities as set forth in Section 2.1 hereof, and such Shareholder agrees to sell such Shareholder’s Registrable Securities on the basis provided therein and completes and/or executes all questionnaires, indemnities, lock-ups, underwriting agreements and other documents (including powers of attorney and custody arrangements) required generally of all selling shareholders, in each case in customary form and substance, which are requested to be executed in connection therewith.

2.6. Registration Procedures. If and whenever the Company is required to use its commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Section 2, the Company will, as soon as practicable:

2.6.1. prepare and file with the SEC the requisite registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective;

2.6.2.  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the completion of the distribution of the Registrable Securities covered by such registration statement) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period;

2.6.3.  furnish to each seller of such Registrable Securities and each underwriter such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), and such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

2.6.4.  promptly notify each Shareholder that holds Registrable Securities covered by such registration statement, (i) when such registration statement or any post-effective amendment or supplement thereto becomes effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement (and take all reasonable action to prevent the entry of such stop order or to remove it if entered, or the initiation of any proceedings for that purpose), or (iii) of the happening of any event as a result of which the registration statement, as then in effect, the prospectus related thereto or any document included therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and promptly file such amendments and supplements which may be required on account of such event and use its commercially reasonable efforts to cause each such amendment and supplement to become effective;

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2.6.5. promptly furnish counsel for each underwriter, if any, and for the selling Shareholders of Registrable Securities, copies of any written request by the SEC or any state securities authority for amendments or supplements to a registration statement and prospectus or for additional

2.6.6. use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

2.6.7.  use commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange, or authorized for quotation on NASDAQ, on which similar equity securities issued by the Company are then listed or authorized for quotation, or eligible for listing or quotation, if the listing or authorization for quotation of such securities is then permitted under the rules of such exchange or the NASD;

2.6.8.  enter into an underwriting agreement with the underwriter of such offering in the form customary for such underwriter for similar offerings, including such representations and warranties by the Company, provisions regarding the delivery of opinions of counsel for the Company and accountants’ letters, provisions regarding indemnification and contribution, and such other terms and conditions as are at the time customarily contained in such underwriter’s underwriting agreements for similar offerings (the sellers of Registrable Securities which are to be distributed by such underwriter(s) may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriter(s) shall also be made to and for the benefit of such sellers of Registrable Securities);

2.6.9. make available for inspection by representatives of the selling Shareholders who hold Registrable Securities and any underwriters participating in any disposition pursuant hereto and any counsel or accountant retained by such Shareholders or underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a registration pursuant hereto; provided, however, that, with respect to records, documents or information which the Company determines, in good faith, to be confidential and as to which the Company notifies such representatives, underwriters, counsel or accountants in writing of such confidentiality, such representatives, underwriters, counsel or accountants shall not disclose such records, documents or information unless (i) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (ii) such records, documents or information have previously been generally made available to the public, or (iii) the disclosure of such records, documents or information is necessary, in the written opinion of outside legal counsel, to avoid or correct a material misstatement or omission in the registration statement and then only after reasonable request has been made to the Company to make such disclosure and the Company has denied such request. Each selling Shareholder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates (or for such Shareholder’s business purposes or for any reason other than in connection with a registration hereunder) unless and until such information is made generally available (other than by such Shareholder or where such Shareholder knows that such information became publicly available as a result of a breach of any confidentiality arrangement) to the public. Each selling Shareholder of such Registrable Securities further agrees that it will, upon learning that disclosure of such records is sought, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the records deemed confidential;

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2.6.10.  permit any beneficial owner of Registrable Securities who, in the sole judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, that in the judgment of such holder, as aforesaid, should be included; and

2.6.11.  make reasonably available its employees and personnel, and otherwise provide reasonable assistance, to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering.

The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing. The Company shall not be required to register or qualify any Registrable Securities covered by such registration statement under any state securities, or blue sky, laws of such jurisdictions other than as it deems necessary in connection with the chosen method of distribution or to take any other actions or do any other things other than those it deems necessary or advisable to consummate such distribution, and the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

Each beneficial owner of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subclauses (ii) and (iii) of Section 2.6.4, such beneficial owner will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such beneficial owner’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6.4, and, if so directed by the Company, such beneficial owner will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such beneficial owner’s possession, of the prospectus covering such Registrable Securities that was in effect prior to such amendment or supplement.

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2.7.	Indemnification.

2.7.1. In the event of any registration of any Registrable Securities pursuant to this Section 2, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of any Registrable Securities covered by such registration statement, its directors, officers, fiduciaries, employees and stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees and stockholders, members or general and limited partners thereof), each other Person who participates as an underwriter or a qualified independent underwriter, if any, in the offering or sale of such securities, each director, officer, fiduciary, employee and stockholder or general and limited partner of such underwriter or qualified independent underwriter, and each other Person (including any such Person’s directors, officers, fiduciaries, employees and stockholders, members or general and limited partners), if any, who controls such seller or any such underwriter or qualified independent underwriter, within the meaning of the Securities Act, against any and all Claims in respect thereof and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any of the following actual or alleged statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered pursuant to this Agreement under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim or expense arises out of or is based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such indemnified party expressly stating that such information is for use in any such registration statement preliminary, final or summary prospectus or amendment or supplement or document incorporated by reference into any of the foregoing.

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2.7.2. Each holder of Registrable Securities that are included in the securities as to which any Demand Registration or Piggyback Registration is being effected (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration or Piggyback Registration, any underwriter and qualified independent underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.7.1), to the extent permitted by law, the Company, its directors, officers, fiduciaries, employees and stockholders (and the directors, officers, fiduciaries, employees and stockholders or general and limited partners thereof) and each Person (including any such Person’s directors, officers, fiduciaries, employees and stockholders or general and limited partners), if any, controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, fiduciaries, employees and stockholders, members or general and limited partners and respective controlling Persons (including any such Person’s directors, officers, fiduciaries, employees and stockholders, members or general and limited partners) against any and all Claims and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such holder or underwriter or qualified independent underwriter, if any, expressly stating that such information is for use in connection with any registration statement, preliminary, final or summary prospectus or amendment or supplement or document incorporated by reference into any of the foregoing; provided, however, that the aggregate amount which any such holder, underwriter or qualified independent underwriter shall be required to pay pursuant to this Section 2.7.2 and Sections 2.7.3 and 2.7.5 shall be limited to (x) in the case of any such holder, the amount of the gross proceeds received by such holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim and (y) in the case of any such underwriter or qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it pursuant to the registration statement giving rise to such claim.

2.7.3.  Indemnification similar to that specified in the preceding Section 2.7.1. and 2.7.2 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration or Piggyback Registration, any underwriter and qualified independent underwriter, if any) with respect to any required registration or other qualification of securities under any state securities and blue sky laws.

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2.7.4.  Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.7, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 2.7, except to the extent the indemnifying party is prejudiced thereby, and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.7. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

2.7.5. If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 2.7.1, 2.7.2 or 2.7.3, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other from the relevant offering of securities. If, however, the allocation provided in the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required by Section 2.7.4 above and the indemnifying party is prejudiced thereby, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of but also the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.7.5 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.7.5. The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.7.5 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.7.5 to contribute any amount in excess of (x) in the case of an indemnifying party that is a holder of Registrable Securities, the gross proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, or (y) in the case of an indemnifying party that is an underwriter or a qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less, in any such case referred to in (x) and (y), the amount of all indemnification and contribution payments made pursuant to Sections 2.7.2 and 2.7.3 and this Section 2.7.5, as the case may be, in connection with such offering.

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2.7.6. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

2.7.7. The indemnification and contribution required by this Section 2.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

2.8. Deferral. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to prepare and file, or cause to become effective, any registration statement pursuant to Section 2 hereof at any time when, in the good faith judgment of the Company, the filing thereof at the time requested or the effectiveness thereof after filing should be delayed to permit the Company to include in the registration statement the Company’s financial statements (and any required audit opinion thereon) for the then immediately preceding fiscal year or fiscal quarter, as the case may be. The filing of a registration statement by the Company cannot be deferred pursuant to the provisions of the immediately preceding sentence beyond the time that such financial statements (or any required audit opinion thereon) would be required to be filed with the SEC as part of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, if the Company were then obligated to file such reports. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to file a registration statement, or cause a registration statement previously filed pursuant to Section 2 to become effective, and may suspend sales by the holders of Registrable Securities under any registration that has previously become effective, at any time when, in the good faith judgment of the Company, it reasonably believes that the effectiveness of such registration statement or the offering of securities pursuant thereto would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction or negotiations, discussions or pending proposals with respect thereto; provided that deferrals pursuant to this sentence shall not exceed, in the aggregate, 180 days in any calendar year. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and the rights of holders of Registrable Securities to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the immediately preceding sentence for more than 15 days after the abandonment or 30 days after the consummation of any of the foregoing proposals or transactions, unless invoked under new circumstances.

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3.	Miscellaneous.

3.1. Effectiveness; Term. This Agreement shall become effective (the “Effective Date”) simultaneously with the closing of the Merger and shall continue to remain in full force and effect until the earlier to occur of the fifth (5th) anniversary of the Effective Date and the date on which there are no longer any Registrable Securities outstanding.

3.2. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. If any Shareholder or any Affiliate thereof or any Transferee of any Shareholder shall acquire any shares of Registrable Securities in any manner, whether by will, operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement. The Company may not assign this Agreement without the obtaining the prior written consent of a majority of the Shareholders.

3.3. Recapitalizations And Exchanges Affecting Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock, to any and all shares of capital stock or equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of, the Common Stock, or which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Company.

3.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Bernstein or Chatham, to	Empagio Acquisition LLC 225 East Robinson Street Suite 240 Orlando, Florida 32801 Facsimile: ______________________ Attention:Seth Bernstein

with a copy to:	Rogin Nassau LLC 185 Asylum Street Hartford, CT 06103-3460 Facsimile: (860) 278-2179 Attention: Steven D. Bartelstone, Esq.

if to Company, to:	Workstream Inc. 2600 Lake Lucien Drive Suite 410 Maitland, Florida 32751 Facsimile: ______________________ Attention: Chief Executive Officer

with a copy to:	Cozen O’Connor 1900 Market Street Philadelphia, Pennsylvania 19103 Facsimile: (215) 665-2013 Attention: Michael J. Heller, Esq.

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or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier if sent by an overnight courier.

3.5. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

3.6. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. In this Agreement, all references to “dollars” or “$” are to United States dollars.

3.7. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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3.8. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

3.9. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

3.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WORKSTREAM INC.

By:
Name:
Title:

[Chatham]

By:
Name:
Title:

Seth Bernstein, individually

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EXHIBIT C

FORM LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

________________, 2008

Workstream Inc.
_________________
_________________
_________________

To Whom It May Concern:

The undersigned acknowledges that he will receive shares of Parent Common Stock pursuant to the Merger Agreement dated February ___, 2008 among Workstream Inc., Workstream Merger Sub Inc., Empagio Acquisition LLC and SMB Capital Corporation (the “Merger Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

In connection with the consummation of the transactions contemplated by the Merger Agreement, and to induce Parent to consummate the Merger, pursuant to Section 6.03(d) of the Merger Agreement, the undersigned agrees that he will not, directly or indirectly, offer, sell, transfer, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Parent Common Stock or other Parent securities (including, without limitation, shares of Parent Common Stock which may be deemed beneficially owned by the undersigned or shares of Parent Common Stock that may be issued upon exercise of a stock option or warrant) (each of the foregoing referred to as a “Disposition”) from the date hereof until the 18-month anniversary of the Closing Date (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned.

The undersigned acknowledges that any certificate or other document evidencing such Parent Common Stock or other Parent securities will contain a legend setting forth the restriction against Disposition agreed to hereunder. The undersigned agrees that Parent may, (a) with respect to any shares of Parent Common Stock or other Parent securities for which the undersigned is the record holder, cause the transfer agent for Parent to note stop transfer instructions with respect to such securities on the transfer books and records of Parent and (b) with respect to any shares of Parent Common Stock or other Parent securities for which the undersigned is the beneficial holder but not the record holder, cause the transfer agent for Parent to note stop transfer instructions with respect to such securities on the transfer books and records of Parent.

Notwithstanding the foregoing, the undersigned may sell or otherwise transfer shares of Parent Common Stock or other Parent securities (a) on death by will or intestacy to the undersigned’s immediate family or to any trust or similar entity for estate planning purposes and for the direct or indirect benefit of the undersigned or any member of his or her immediate family, provided, however, that it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Lock-Up Agreement; and (b) that are acquired in the open market after the date hereof.

The undersigned hereby agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and Parent may be a party, this Lock-Up Agreement supersedes such registration rights agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable, and all authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Signature:	________________________________

Print Name:	________________________________

EXHIBIT D

FORM CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
WORKSTREAM INC.

FIRST: The name of the Corporation is Workstream Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is ___________ shares, consisting of (i) ___________  shares of common stock, $0.01 par value per share ("Common Stock"), and (ii) ___________ shares of preferred stock, $0.01 par value per share ("Preferred Stock").

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

B. Preferred Stock.

Subject to any limitations prescribed by law or this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto pursuant to the applicable laws of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3. Terms of Office. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until the election and qualification of his or her successor or until such director's earlier death, resignation or removal.

4. Quorum. A majority of the directors at any time in office shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

5. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

6. Vacancies. Any vacancy or newly created directorships in the Board of Directors, however occurring, may be filled by the stockholders or by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until such director’s earlier death, resignation or removal.

7. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

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SIXTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

SEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

EIGHTH: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders, other than those directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

NINTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

TENTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, fiduciary, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, fiduciary, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article TENTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article TENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

5

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article TENTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article TENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. In the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article TENTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article TENTH. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Any advances or undertakings to repay pursuant to this Section 5 shall be unsecured and interest-free.

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6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 1, 2, 3 or 5 of this Article TENTH, an Indemnitee shall submit to the Corporation a written request. Any such indemnification or advancement of expenses shall be made as soon as practicable after written demand by Indemnitee therefor is presented to the Corporation, and in any event (i) in the case of indemnification under Section 3 or advancement of expenses, 20 business days after receipt by the Corporation of the written request of Indemnitee, or (ii) in the case of all other indemnification, within 45 business days after receipt by the Corporation of the written request of Indemnitee, unless with respect to requests under this clause (ii), the Corporation (y) has assumed the defense pursuant to Section 4 of this Article TENTH (and none of the circumstances described in Section 4 of this Article TENTH that would nonetheless entitle Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (z) determines, by clear and convincing evidence, within such 45 business-day period referred to above that Indemnitee did not meet the applicable standard of conduct. Such determination, and any determination that advanced expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("Disinterested Directors"), whether or not a quorum, (b) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, whether or not a quorum, (c) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article TENTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article TENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with any action instituted by Indemnitee to enforce or interpret its right to indemnification, in whole or in part, shall also be indemnified by the Corporation, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 5 of this Article TENTH to advancement of expenses with respect to such action.

8. Limitations. Notwithstanding anything to the contrary in this Article TENTH, except as set forth in Section 7 of this Article TENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article TENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article TENTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

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9. Subsequent Amendment. No amendment, termination or repeal of this Article TENTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights; Employees and Agents. The indemnification and advancement of expenses provided by this Article TENTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article TENTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article TENTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article TENTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article TENTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines or penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines or penalties or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article TENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines or penalties and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article TENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

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14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article TENTH to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock that may be outstanding, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors, in addition to any other vote required by this Certificate of Incorporation.

TWELFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that Articles NINTH and TENTH shall not be amended, altered or repealed without the affirmative vote of holders of at least two-thirds (2/3) of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this ___ day of  __________________, 2008.

By:
(Incorporator)

9

EXHIBIT E

FORM

BYLAWS
OF
WORKSTREAM INC.

(Adopted __________, 2008)

3.13	Delegation of Authority	12
ARTICLE IV. CAPITAL STOCK		12
4.1	Issuance of Stock	12
4.2	Certificates of Stock	12
4.3	Transfers	13
4.4	Lost, Stolen or Destroyed Certificates	13
4.5	Record Date	13
ARTICLE V. GENERAL PROVISIONS		13
5.1	Fiscal Year	13
5.2	Corporate Seal	13
5.3	Waiver of Notice	14
5.4	Voting of Securities	14
5.5	Evidence of Authority	14
5.6	Certificate of Incorporation	14
5.7	Severability	14
5.8	Pronouns	14
ARTICLE VI. AMENDMENTS		14

ii

ARTICLE I.
STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place where the meeting is to be held). If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware(the "DGCL")) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Secretary shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the DGCL by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the Corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on such matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority in voting power of the shares of stock of that class present or represented and voting on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

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1.10 Nomination of Directors.

(a) Except for (1) any directors entitled to be elected by the holders of preferred stock, if any, (2) any directors elected in accordance with Section 2.7 hereof by the Board of Directors to fill a vacancy or newly created directorships or (3) as otherwise required by applicable law or stock market regulation, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nomination for election to the Board of Directors at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who (x) complies with the notice procedures set forth in Section 1.10(b) and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting.

(b)  To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the Corporation to be held in 2008 or (y) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee, (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the Corporation which are beneficially owned by such person, and (4) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (B) as to the stockholder giving the notice, (1) such stockholder’s name and address, as they appear on the Corporation’s books, (2) the class and number of shares of stock of the Corporation which are owned, beneficially and of record, by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (5) a representation whether the stockholder intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination; and (C) as to the beneficial owner, if any, on whose behalf the nomination is being made (1) such beneficial owner’s name and address, (2) the class and number of shares of stock of the Corporation which are beneficially owned by such beneficial owner, (3) a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made and (4) a representation whether the beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Corporation. A stockholder will be deemed not to have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

(c) The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall be disregarded.

(d) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

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(f) For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

1.11 Notice of Business at Annual Meetings.

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures set forth in Section 1.11(b) and (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the case of the annual meeting of stockholders of the Corporation to be held in 2008 or (y) in the event that the date of the annual meeting in any other year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of stock of the Corporation which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (4) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures set forth in this Section 1.11; provided that any stockholder proposal which complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act, and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 1.11. A stockholder will be deemed not to have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

(c) The chairman of any meeting shall have the power and duty to determine whether business was properly brought before the meeting in accordance with the provisions of this Section 1.11 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.11), and if the chairman should determine that business was not properly brought before the meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the meeting.

(d) Notwithstanding the foregoing provisions of this Section 1.11, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present business, such business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.11, to be considered a qualified representative of the stockholder, a person must be authorized by a written instrument executed by the such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(e) For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

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1.12 Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board or, in the Chairman’s absence, by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by a chairman designated by the Board of Directors, or, in the absence of such designation, by a chairman chosen by vote of the stockholders at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

(c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. If no announcement is made, the polls shall be deemed to have opened when the meeting is convened and closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

1.13 No Action by Consent in Lieu of a Meeting. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

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ARTICLE II.
DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3 Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and the election and qualification of his or her successor or until such director's earlier death, resignation or removal.

2.4 Quorum. A majority of the directors at any time in office shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.5 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by the Certificate of Incorporation.

2.6 Removal. Subject to the rights of holder of any series of Preferred Stock to elect directors, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

2.7 Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or may be filled by the stockholders at a meeting called for such purpose. A director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

2.8 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.9 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

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2.10 Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.11 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice via reputable overnight courier, telecopy or electronic mail, or delivering written notice by hand, to such director’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (c) by sending written notice via first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.12 Meetings by Conference Call. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.13 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

2.14 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III.
OFFICERS

3.1 Titles. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including a Chairman of the Board and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason. The Board of Directors may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7 Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board, who need not be an employee or officer of the Corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders.

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3.8 President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the absence or inability of the Chief Executive Officer to act, the Board of Directors may designate any Executive Vice President to assume the powers and discharge all of the duties of the Chief Executive Officer, subject to the control of the Board of Directors.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents. Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary. In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

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3.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation. The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.12 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.13 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV.
CAPITAL STOCK

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2  Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such holder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation. Any or all of the signatures on the certificate may be a facsimile. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

There shall be set forth on the face or back of each certificate representing shares of such class or series of stock of the Corporation a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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4.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V.
GENERAL PROVISIONS

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

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5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board of Directors may otherwise designate, the Chairman of the Board, the Chief Executive Officer, the President or the Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI.
AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

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